                    EQUIPMENT LEASING CORPORATION OF AMERICA
                            $13,500,000 CERTIFICATES

                              DEMAND CERTIFICATES
      (Interest Rate - at least 1% above 6-Month U.S. Treasury Bill rate)*
      -------------------------------------------------------------------

                            FIXED RATE CERTIFICATES
                      FOR PERIODS OF 3 THROUGH 120 MONTHS

Terms                      Interest Rate*
-----                      --------------
3 to 24 Months             At least 1% above 6-Month U.S. Treasury Bill rate
25 to 60 Months            At least 2% above 6-Month U.S. Treasury Bill rate
61 to 120 Months           At least 3% above 6-Month U.S. Treasury Bill rate

    *For a description of the 6-Month U.S. Treasury Bill rate calculation, including the minimum interest rate payable on the Certificates, see "DESCRIPTION OF SECURITIES-DEBENTURES; General". There is no maximum interest rate which may be payable.

    This offering relates to an aggregate of $50,000,000 in principal amount of debentures referred to as "Demand and Fixed Rate Certificates" (the "Debentures") being offered by Equipment Leasing Corporation of America ("ELCOA"), less $36,500,000 sold prior to the date of this Prospectus. The minimum investment in these Debentures is $100. The Debentures will be issued pursuant to the terms of a supplemental trust indenture dated as of August 18, 1993 to an Indenture dated as of September 19, 1986 and supplements thereto between ELCOA and First Valley Bank, Bethlehem, Pennsylvania, as Trustee. See "DESCRIPTION OF SECURITIES - DEBENTURES". ELCOA's primary business objective is to specialize as a nationwide commercial lease funding source for small equipment. Approximately $3,200,000 or 18.5% of the direct finance lease receivables of ELCOA were 12 or more months past due on April 30, 1995. See "SUMMARY OF THE OFFERING" and "BUSINESS".

    POTENTIAL INVESTORS IN THE DEBENTURES SHOULD CAREFULLY CONSIDER THE MATERIAL RISKS IN A CONTEMPLATED INVESTMENT, INCLUDING GENERAL OPERATIONAL RISKS, PREPAYMENT PENALTIES AND ILLIQUIDITY AS MORE FULLY DISCLOSED IN THIS PROSPECTUS. SEE "RISK FACTORS".

    THE DEBENTURES ARE UNSECURED OBLIGATIONS OF ELCOA WHICH DO NOT REPRESENT AN INTEREST IN A MONEY MARKET FUND AND WHICH ARE NOT SUBJECT TO STATE OR FEDERAL REGULATIONS, INCLUDING (BUT NOT LIMITED TO) REGULATIONS APPLICABLE TO BANKS AND SAVINGS AND LOAN ASSOCIATIONS WITH REGARD TO THE MAINTENANCE OF RESERVES, AND DO NOT HAVE THE SAFETY OR INSURANCE FEATURES OF CONVENTIONAL SAVINGS ACCOUNTS AND BANK CERTIFICATES OF DEPOSIT.

    Debenture holders will be unsecured creditors of ELCOA and will acquire no proprietary interest in ELCOA. See "DESCRIPTION OF SECURITIES - DEBENTURES".

    ELCOA reserves the right to reject any application to purchase the Debentures, in whole or in part, and to modify the terms of the offering prospectively, from time to time, provided that the terms of any Debentures offered under the Indenture described herein can be modified only in accordance with the provisions of such document. The decision to accept or reject any application for purchase is made on the same business day as an application and funds are received. Funds will not be deposited unless an application for purchase has been accepted. See "DESCRIPTION OF SECURITIES - DEBENTURES". A prepayment penalty is deducted from the principal amount of any fixed rate certificate redeemed at the request of the holder prior to maturity. See "Right to Request Early Payment." It is the present policy of ELCOA, subject to availability of funds, to pay the principal of any Demand Certificate within five business days after demand for redemption is received, although this policy may be changed at any time without notice to Debenture holders, subject to a $300,000 monthly limitation. See "DESCRIPTION OF SECURITIES - DEBENTURES; General" and "Redemption-Limitation on Redemptions". The Debentures will be fully registered as to principal and interest, and will be in negotiable form, although it is not expected that any trading market will develop for them. ELCOA reserves the right to redeem the Debentures at any time at its own discretion on 60 days written notice. For a description of the right of a holder to receive early payment, see "DESCRIPTION OF SECURITIES - DEBENTURES; Right to Request Early Payment".

    THESE DEBENTURES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------
                                       Underwriter     Proceeds
                   Price to Public    Discounts and       to
                                       Commissions     ELCOA (2)
------------------------------------------------------------------------------
Per Debenture...   100%                   (1)             (3)

Total...........   $13,500,000            (1)             (3)
------------------------------------------------------------------------------

(1) The offering is being made by ELCOA through Welco Securities, Inc. ("Welco" or the "Underwriter"), an affiliate of ELCOA, on a continuous, "best-efforts" basis. It will terminate upon sale of all Debentures registered hereunder, which is expected to be within one year from the date of this prospectus. This Prospectus may not be used after August 31, 1996.
There is no minimum amount of Debentures which must be sold. Welco may enter into selected dealer agreements with member firms of the National Association of Securities Dealers, Inc. ("NASD") and pay a sales commission to such firms of up to eight percent (8%) of the principal amount of Debentures sold. In addition, ELCOA has agreed to reimburse Welco for any out-of-pocket expenses incurred in connection with the offer and sale of the Securities, and to pay Welco commissions of 1/15% multiplied by the number of months in the term of the Debenture multiplied by the principal amount of each Debenture sold (i.e., commissions ranging from 0.2% to 8.0%), on an accountable basis, except that no commissions will be paid in connection with Demand Certificates. ELCOA has agreed to indemnify the underwriter with respect to certain matters in connection with this offering. See "PLAN OF DISTRIBUTION." An opinion regarding the pricing of this offering from R.F. Lafferty & Co., Inc., a qualified independent underwriter pursuant to Schedule E of the NASD By-laws, has been obtained by Welco. See "PLAN OF DISTRIBUTION".

(2)  Before deducting expenses estimated at approximately $220,000.

(3) The proceeds to ELCOA will be 100% of the amount of Debentures sold through Welco, less reimbursement of expenses and commissions paid to Welco which are not expected to exceed 8% of the amount of the offering. Debentures sold through other member firms of the NASD are subject to payment of commissions and reallowances paid of up to 8% of the principal amount of the offering price. Since the Debentures are sold on a best-efforts basis with no minimum, ELCOA is unable to calculate the amount of proceeds which it will receive.

                             WELCO SECURITIES, INC.

               The Date of this Prospectus is September 14, 1995.

    The Debentures are offered by ELCOA and the Underwriter as agent for ELCOA subject to prior sale, withdrawal, and cancellation or modification of the offering, without notice, at any time by ELCOA, or the Underwriter prior to the release or delivery of any proceeds of this offering to ELCOA, whether or not a confirmation of sale of Debentures offered by this Prospectus has been issued by the Underwriter or any dealer. The right is reserved by ELCOA, the Underwriter and the dealers to reject any and all offers to purchase and to cancel any and all confirmations of sale of any Debentures offered hereby, in whole or in part, for cause or without cause, at any time prior to delivery of the Debentures to the subscriber.

    No person is authorized by ELCOA to give any information or make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by ELCOA. This Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state or jurisdiction in which it is unlawful to make such offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of ELCOA since the date hereof. This Prospectus speaks as of the date hereof and the delivery of this Prospectus at any time does not imply that information herein is correct as to any date subsequent to that date.

                             AVAILABLE INFORMATION

     ELCOA is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 14th Floor, Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Northwestern Atrium Center, Chicago, Illinois 60661.

    ELCOA has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Debentures offered hereby. This Prospectus does not contain all the information included in such Registration Statement, certain items of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to ELCOA and the Debentures offered hereby, reference is made to the Registration Statement and the Exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission pursuant to Section 15(d) of the Exchange Act, as amended, are incorporated herein by reference in this Prospectus:

    (a) Annual Report on Form 10-K for the fiscal year ended April 30, 1995. (Filed July 28, 1995).

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    ELCOA will provide, without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to Equipment Leasing Corporation of America, Suite 76, 501 Silverside Road, Wilmington, Delaware 19809, Attention: William Shapiro; telephone number (302)-798-2335.

    Notwithstanding the fact that ELCOA may not be required to deliver an annual report to security holders, ELCOA, will, upon the written request of any security holder, without charge, furnish an annual report on Form 10-K containing audited financial information that will have been examined by independent certified public accountants, and any quarterly report on Form 10-Q containing unaudited financial information. In addition, ELCOA may furnish such other reports as may be authorized, from time to time, by its Board of Directors.

                               TABLE OF CONTENTS
Summary of the Offering....      1    Principal Shareholder........         29
                                      Management...................         29
    The Company............      1       Directors and
    The Offering...........      1          Executive Officers.....         29
    Selected Financial Data..    6       Executive Compensation....         31
Risk Factors                     7    Description of Securities...          32
    General...............       7       General...................         33
    Relative to Debentures...   11       Tax Withholding...........         34
Use of Proceeds.........        13           Redemption............         34
Business..................      13           Company Election......         34
    Description of Lease                     Holder's Election.....         35
    Portfolio.............      14       Limitations on Redemptions...      35
    Nature of Leases and                 Automatic Extension..........      35
    Marketing.............      15       Right to Request Early Payment...  36
    Lease Origination and                Option to Receive Compound
    Administration........      17          Interest..................      36
    Option Agreement......      17       Interest 6-Month United States
    Servicing Agreement...      17          Treasury Bill Rate........      36
    Credit Policy and                    Restrictions on Merger.......      37
    Delinquencies.........      18       Modification of the Indenture...   38
    Bookkeeping and Data                 Covenant as to Repair........      38
    Processing............      21       Events of Default............      38
    Method of Financing...      22       Transactions with the
    Employees.............      23          Trustee...................      38
    Competition...........      23    Plan of Distribution............      39
    Federal Income Tax                Litigation......................      40
    Considerations........      23    Legal Opinion...................      40
    Management's Discussion and       Experts.........................      40
    Analysis of Financial             Additional Information..........      41
    Condition and Results of          Index to Financial
    Operations................  24       Statements...................      42
                                      Financial Statements............      43


                            SUMMARY OF THE OFFERING

    This summary does not purport to be complete and is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus and by reference to the information contained in the materials filed as Exhibits to a registration statement of which this Prospectus is a part. Prospective purchasers of the securities offered herein are urged to read the entire Prospectus, including the investment considerations detailed in "RISK FACTORS" before making any decisions relating to the purchase of any securities.

THE COMPANY

    ELCOA is a Delaware corporation, organized on May 6, 1986, primarily to acquire, hold and retain general commercial and industrial equipment for lease throughout the United States. The principal business objective of ELCOA in offering the Debentures hereunder is to invest the proceeds from sale of the Debentures in commercial and industrial equipment for lease, and to minimize its investment risks by diversification as to geography, type of equipment, and size of leasing transactions. ELCOA believes that major financial institutions, because of their size, have ignored or have not fully met the needs of manufacturers and distributors of equipment costing less than $25,000, as most consider only transactions exceeding this size. ELCOA, by utilizing the services of its parent, Walnut Equipment Leasing Co., Inc. ("Walnut"), and the proceeds of this offering, expects to meet the needs of manufacturers and distributors of small equipment nationwide by satisfying the financing requirements of businesses which utilize "small ticket" equipment. See "BUSINESS".

    It will lease such equipment principally under full payout direct financing leases to businesses, determined to be credit-worthy. ELCOA's principal executive office is located at Suite 76, Silverside-Carr Executive Center, 501 Silverside Road, Wilmington, Delaware 19809. ELCOA's telephone number is (302)-798-2335.

THE OFFERING

    This offering relates to the following Debentures:

    Demand Certificates......

                                  These Debentures bear interest at a rate to be determined monthly by ELCOA of at least 1% above the 6-month U.S. Treasury Bill rate established by the U.S. Treasury weekly auction on or immediately prior to the first day of the month for which interest is to be paid. The percentage above the 6-month United States Treasury Bill rate is to be determined at the beginning of the month by ELCOA (or in the absence of any determination, such percentage shall be deemed to be 1% above the 6-month United States Treasury Bill rate.) If in any month the 6-month U.S. Treasury Bill rate as set forth above shall fall below 6% per annum or if there shall be no such U.S. Treasury Bill rate in effect, such 6-month U.S. Treasury Bill rate shall be deemed to be 6% per annum. Thus, the minimum interest on these Debentures shall be 7% per annum. See "DESCRIPTION OF SECURITIES-DEBENTURES;
                                  Interest 6-month U.S. Treasury Bill Rate."
                                  The interest rate paid will vary from month to month depending upon the U.S. Treasury bill auctions, prevailing market conditions for interest rates in general, and ELCOA's need for funds for the purchase of equipment for new leases as these opportunities become available. Interest is payable monthly on the 10th day of the calendar month for the prior month or part thereof and is due along with principal on the 5th business day of the month after the month during which demand for payment is received. The minimum investment is $100 per Debenture. Repayment of principal is due on the fifth day of the calendar month following the month in which such request is made. It is the present policy of ELCOA, which may be discontinued at any future date without notice, subject to the availability of funds as the Board of Directors determines in its own discretion, to pay the principal to the holder within 5 business days after demand for redemption is received. Absent this policy, ELCOA is required to redeem Demand Certificates on the fifth day of the next calendar month after a written request for redemption is received, subject to a limitation of $300,000 per month. See "DESCRIPTION of SECURITIES - Limitations on Redemptions."

Fixed Rate Certificates. . . .    These Debentures bear interest at rates
                                  determined by ELCOA at least equal to 1% above the 6-month U.S. Treasury Bill Rate for Debentures with maturities of 24 months or less, at least equal to 2% above the 6-month U.S. Treasury Bill Rate for
                                  Debentures with maturities of 25 to 60
                                  months, inclusive, and at least equal to 3% above the 6-month U.S. Treasury Bill Rate for Debentures with maturities exceeding 60 months. If in any month the 6-month U.S.
                                  Treasury  Bill Rate as set forth above
                                  should fall below 6% per annum, or if there is no such U.S. Treasury Bill rate in effect, the rate of such 6-month U.S.
                                  Treasury Bill shall be deemed to be 6% per annum. Thus, the minimum interest on these Debentures shall be 7% per annum for Debentures with maturities of 24 months or less, 8% for Debentures with maturities of 25 to 60 months, inclusive, and 9% per annum for Debentures with maturities exceeding 60 months. The percentage above the 6-month
                                  U.S. Treasury Bill Rate is to be determined weekly by ELCOA's order, based upon prevailing market conditions, interest rates in general, and ELCOA's need for funds for the purchase of equipment for new leases as these opportunities become available. See
                                  "DESCRIPTION OF SECURITIES - DEBENTURES;
                                  Interest 6-Month U.S. Treasury Bill Rate".
                                  The 6-month U.S. Treasury Bill Rate used to calculate the interest rate applicable to a particular Debenture will be the rate in effect during the week in which the purchase price for such Debenture is received by ELCOA. The minimum investment is $100 per Debenture and interest is payable monthly on the 10th day of the calendar month for the prior month or part thereof.

                                  These Debentures consist of Certificates issued with maturities of any number of whole calendar months from 3 to 120 (which term is to be selected by the purchaser at the time of purchase).

Provisions Relating to all Debentures
   General. . . . . . . . .       All Debentures will bear interest from the
                                  date investor funds are accepted by ELCOA.
                                  Holders of Debentures may elect to receive interest which is paid or accumulated monthly, or in the alternative, bi-monthly, quarterly, semiannually, annually, or at maturity with interest compounded monthly and accruing to the date of payment.
                                  Notifications reminding holders of the
                                  maturity dates of their Fixed Rate
                                  Debentures will be made by ELCOA by mail to the registered holder approximately one month in advance of the maturity date.
                                  ELCOA may reduce the stated rate of interest on any Debenture, change the maturity date of the principal, or make certain other changes in the terms of the Debentures with the consent of all holders in aggregate principal amount of the outstanding
                                  Debentures, but not otherwise.  See
                                  "DESCRIPTION OF SECURITIES-DEBENTURES;
                                  Modification of the Indenture".

                                  The Debentures will not be secured by a lien on the assets of ELCOA and will have no sinking fund provisions. The debt evidenced by the Debentures will be on parity with other issues of debentures currently or to be outstanding under the terms of this offering, and are not subordinate to any other of the Company's existing indebtedness. See "DESCRIPTION OF SECURITIES - DEBENTURES". ELCOA is not obligated to redeem Demand Certificates, or Fixed Rate Certificates prior to maturity, in excess of $300,000 in principal amount in any month. See "DESCRIPTION OF SECURITIES-DEBENTURES; Redemption".

                                  ELCOA reserves the right to redeem the
                                  Debentures, in whole or in part from time to time, upon not less than 60 days written notice to the holder, at the principal amount thereof plus interest accruing to the date of redemption. No interest shall accrue after the redemption date. See "DESCRIPTION OF SECURITIES DEBENTURES" for information relating to early repayment.

Amount Offered. . . .             The total principal amount of Debentures
                                  being offered pursuant to this Prospectus is $50,000,000, less $36,500,000 sold prior to the date of this prospectus. Within this aggregate limit, there are no limitations on the respective types or principal amounts of Debentures which may be sold.

                                  There is no assurance that all or any
                                  portion of the Debentures offered will be sold. There is no minimum amount of Debentures that must be sold.

Modification, Termination
or Extension of Offering. . .     ELCOA reserves the right to modify at any
                                  time the terms of the offering. Any such modification will apply only to Debentures offered after the date of such modification and shall comply with the terms of the trust indenture, and any supplement thereto. See
                                  "DESCRIPTION OF SECURITIES - DEBENTURES;

                                  Modification of the Indenture."  If
                                  required, such modifications will be
                                  reflected in an amendment to this
                                  Prospectus. ELCOA reserves the right to terminate this offering at any time.

Trustee. . . . . . . . . .        The Certificates are to be issued under the
                                  terms of a fifth supplemental indenture
                                  dated as of August 18, 1993 to a trust
                                  indenture dated as of August 5, 1986 and first supplemental indenture dated as of September 19, 1986, second supplemental indenture dated as of September 20, 1988, third supplemental indenture dated as of September 13, 1989, and fourth supplemental indenture dated as of August 17, 1990 between ELCOA and First Valley Bank of
                                  Bethlehem, Pennsylvania, as Trustee.

Use of Proceeds
By ELCOA. . . . . . . . . .       ELCOA intends to apply the proceeds of this
                                  offering principally for the purchase of commercial equipment to be leased, in the ordinary course of business. See "USE OF
                                  PROCEEDS".

Risk Factors. . . . . . . .       Potential investors should carefully
                                  consider the investment risks associated with the Debentures. See "RISK FACTORS."

                            SELECTED FINANCIAL DATA

    The following summarizes certain financial information with respect to ELCOA for the five years ended April 30, 1995. This data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS" and the "Financial Statements" appearing elsewhere.

                                           For the Fiscal Year Ending April 30,
                                 1995            1994          1993         1992          1991
                           ----------      ----------    ----------   ----------    ----------
Operating Revenues         $2,945,151      $3,009,864    $3,057,645   $2,398,169    $1,675,346

Net Income (Loss)            (654,005)       (292,161)      158,415      335,318       225,783

Total Assets               27,747,826      25,485,389    21,608,519   16,344,973    11,456,971

Demand, Fixed Rate and Money
Market Thrift Certificates
Outstanding                24,521,875      21,810,991    18,041,504   12,867,678     8,777,787

Shareholder's Equity          818,205       1,472,210     1,764,371    2,205,956     1,870,638

Ratio of Earnings to
Fixed Charges (1)                 ---             ---          1.11         1.32          1.28

(1) The Ratios of earnings to fixed charges were computed by dividing pre-tax income plus fixed charges. For the years ended April 30, 1995 and 1994, the ratio of earnings to fixed charges was less than "1", due to the net loss of $654,005 and $292,161, respectively.



                                  RISK FACTORS

    Investors in the Debentures offered hereby should carefully consider the following factors in their investment decision.

GENERAL

1.  RESULTS OF OPERATIONS/RECENT LOSSES

    Although revenues increased annually during the three fiscal years ended April 30, 1993, revenues decreased during the fiscal years ended April 30, 1995 and 1994 as a result of a decline in new leases generated. Net income and the ratio of earnings to fixed charges fluctuated slightly during the three fiscal years ended April 30, 1993, but were less than "1" during the two fiscal years ended April 30, 1995. The losses during the fiscal years ended April 30, 1995 and 1994 were due in part to additions to the provision for doubtful lease receivables, lack of growth in the generation of new lease receivables, and excess available funds awaiting investment in leases at lower interest rates than those being paid on the Certificates outstanding. See "SELECTED FINANCIAL DATA." General and administrative expenses have remained relatively fixed as total assets increased during this period. During the three fiscal years ended April 30, 1993, the Company's lease receivables increased substantially, requiring additional debt and a resulting increase in interest expense. However, as a result of the decline in new lease volume during the fiscal years ended April 30, 1995 and 1994, lease receivables declined slightly from each prior year. As ELCOA continues to grow, the use of borrowed funds will be necessary to fund equipment purchases. To the extent that the lease portfolio expands in size, revenues will increase. Interest expense will increase in relation to the levels of debt outstanding and fluctuations in interest rates in general, may impact profitability. The ability of the Company to repay purchasers of the Debentures is dependent upon achieving a level of profitable operations. ELCOA can give no assurance either as to its level of future new business or profitability for 1996 or thereafter. See also "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

2.  DEPENDENCE UPON PARENT CORPORATION AND MANAGEMENT

    All decisions with respect to the day-to-day management of ELCOA are made exclusively by its officers, who are also officers and directors of Walnut, which primarily is responsible for the acquisition of equipment for lease and the invoicing and collection of rentals due, as well as other administrative services. See "BUSINESS". However, ELCOA is not restricted from obtaining these services from outside sources. Management believes that should Walnut cease operations or be unable to fulfill its obligations in the organization and servicing of ELCOA's leases that ELCOA could purchase leases of similar term and cost from outside sources and could service its leases by contracting with outside entities. See "MANAGEMENT" and "BUSINESS".

    There are no limitations on dividends or other cash flows which may be paid or transferred from ELCOA to Walnut. See Note 8 to the Financial Statements.

    The equipment and related leases to be purchased from Walnut are expected to be similar in type, size and geographical location as that purchased by Walnut for its own use, which is primarily new commercial and industrial equipment for business use only. See "BUSINESS - Nature of Leases and Marketing". All leases so purchased will not be delinquent in any payments at the time of purchase. The yield to ELCOA on its investment in the leases is expected to exceed its costs of operations, principally interest on its debt incurred in connection therewith, at the time of purchase. Prior to the sale of equipment and assignment of related leases to ELCOA, Walnut will have conducted credit investigations of each lessee, and will have purchased the equipment and entered into lease agreements with each lessee. ELCOA does not perform any independent credit review for leases purchased from Walnut. In the event that Walnut is unable to perform its credit investigation, ELCOA would be required to incur its own credit investigation and document processing expenses, which may exceed the amount it pays Walnut for lease origination.
See "BUSINESS - Nature of Leases and Marketing" and "Option Agreement".

3.  RISK CONCERNING PARENT CORPORATION'S ABILITY TO CONTINUE AS A GOING CONCERN

    Since 1980, Walnut has suffered losses for financial statement purposes, and as of April 30, 1995, it had a shareholders' deficit of $30,043,116 (118.1% of assets), and reported losses of $5,064,166, $4,082,175 and $3,864,576 for the three fiscal years ended April 30, 1995, 1994, and 1993, respectively. Walnut attributes its history of losses to insufficient revenues from its outstanding lease portfolio to offset its costs of operations. As a substantial portion of its costs are fixed, the lack of growth in new leases during this period is the primary reason that revenues have not increased to levels sufficient to offset operating expenses. If Walnut continues to incur losses, there can be no assurance that Walnut will be able to meet future financial and contractual obligations as they come due. During the fiscal years which ended April 30, 1995, 1994 and 1993, Walnut's financial statements were prepared on a "going concern" basis, which assumes that Walnut has the ability to become profitable and to obtain adequate financing for future growth in its leasing business, of which assumptions there is no assurance, and accordingly, there are substantial doubts regarding its ability to continue its operations. Accordingly, the recoverability of Walnut's assets at their recorded value remains in doubt.

    Should Walnut cease to do business in its present form or be unable to fulfill its responsibilities under its servicing agreement with ELCOA, there is no assurance that ELCOA would be able to obtain in a timely manner qualified assistance in lease administration and origination on terms as favorable as those being provided by Walnut. The monthly servicing fee paid to Walnut includes reimbursement for officers' compensation for services performed on ELCOA's behalf. In the event Walnut does not generate enough leases for its purposes, ELCOA will be required to purchase equipment and related leases from other sources, such as other leasing companies, manufacturers and vendors of capital equipment. There are no assurances that leases meeting ELCOA's credit or other requirements would be available for purchase. In the event of Walnut's bankruptcy, Walnut's creditors might assert a claim that the sale of leases to ELCOA was an ineffectual transfer, resulting in the substantive consolidation in bankruptcy of the two companies. Although Walnut owns 100% of

ELCOA's voting common stock, each company has a separate board of directors (which are not interlocking), Walnut does not finance the operations of ELCOA, ELCOA was not inadequately capitalized, each entity pays its own operating expenses, and maintains separate books and records, and the formal requirements of separate and independent corporate existence are observed. Each entity also maintains separate corporate offices. Walnut operates primarily to originate, sell and service an outstanding lease portfolio, while ELCOA's business purpose as stated on page 12 of the Prospectus is to generate funds through the offer and sale of its securities to maintain a portfolio of small equipment leases. Management believes, in its own opinion without the benefit of independent counsel, that it has taken the necessary steps to prevent such consolidations from occurring, of which there can be no assurances given.

    Since 1980, Walnut has offered to the public debt securities similar to the Debentures offered herein. On January 13, 1995, Walnut registered for sale an additional offering of debt securities known as "Senior Thrift Certificates", of which approximately $18,800,000 in principal amount were outstanding at April 30, 1995. Walnut is expected to continue to sell these debt securities on a continuous basis in the future. In the event that Walnut should enter into bankruptcy, liquidation or reorganization, holders of Walnut's debt could assume voting common stock ownership and force a liquidation of ELCOA. In that event, however, the holders of the Debentures would be entitled to repayment of interest and principal before any payment would be made to the voting common stockholders, but such repayments might be made before the maturity dates on which they were due.

4.  RISKS ASSOCIATED WITH ELCOA'S EQUIPMENT LEASING BUSINESS

    The success of ELCOA will in certain respects depend upon the quality of the equipment, the viability of the equipment dealers and manufacturers, the timing of the purchases of equipment by Walnut on ELCOA's behalf, the creditworthiness of the lessees and their ability to meet their rental payment obligations as they become due and ELCOA's loss experience. Equipment leasing is subject to the risk of technological and economic equipment obsolescence and the attendant risks upon defaults by lessees. While Walnut, as ELCOA's agent, will investigate prospective lessees to ascertain whether they will be able to meet their obligations under proposed leases, ELCOA has not established any independent credit standards for its prospective lessees. As a result, the ability of ELCOA's lessees to meet their lease obligations might be subject to risks, such as general economic conditions nationwide, over which ELCOA has little influence or control. Repayment of interest and principal on the Debenture is dependent on ELCOA's ability to collect the balances due on its outstanding lease receivables. Although Walnut has been an active participant in the industry since 1969, (1960 through its predecessor), neither Walnut nor ELCOA have any way of determining their share of the leasing market.

5.  RISKS ASSOCIATED WITH PAST DUE LEASE RECEIVABLES

    At April 30, 1995, and 1994, approximately 37% and 35%, respectively, of ELCOA's then outstanding lease receivables were past due as reported on the contractual basis. Approximately $3,200,000 or 18.5% of the direct finance lease receivables of the registrant were 12 or more months past due on April 30, 1995. Management reviews these accounts on a periodic basis and has provided what it believes to be an adequate reserve for potential losses thereof by a corresponding charge against operations. During the fiscal year ended April 30, 1995, the percentage of net charge-offs to average gross lease receivables was 7.1%. Management attributes this increase in relation to prior fiscal years to an intensified review of all delinquent accounts and increased write-offs after determining that the costs and legal efforts in pursuing a number of delinquent accounts were less than the anticipated recoveries to be achieved, resulting in an unusual amount of write-offs during that fiscal year. See also "BUSINESS - Credit Policy and Delinquencies." While management expects future write-off percentages to decrease, any increase in future write-offs in excess of reserves established may adversely impact the profitability of ELCOA and the ability to repay Debenture holders.

6.  RISKS ASSOCIATED WITH CONFLICTS OF INTEREST

    Since ELCOA and Walnut are affiliated and share the same officers and a director, certain conflicts of interests may arise between the companies. The purchasers of the Debentures must, to a great extent, rely on the integrity and corporate responsibilities of ELCOA's officers and directors to assure themselves that they will not abuse their discretion making business decisions. The officers and directors will not devote their exclusive attention to the affairs of ELCOA, and ELCOA may compete with Walnut in the equipment leasing business. Should both companies have funds available at the same time for acquiring equipment and related leases, conflicts of interest may arise as to which company should hold and retain the equipment and related leases. In such situations, the officers will analyze the equipment already purchased by Walnut and the investment objectives of ELCOA and Walnut.
The officers will make the decision as to which company will ultimately retain the equipment and related leases, based upon such factors, among others, as
(a) the amount of cash available to ELCOA and Walnut, (b) the current and long term liabilities of each company and (c) the effect of such acquisition on the diversification of each company's equipment and lease portfolio. ELCOA has the right of first refusal in any equipment that Walnut wishes to sell. See "BUSINESS-Option Agreement." An additional conflict may exist since the Company has been engaged in the collection of delinquent accounts on behalf of ELCOA and will continue to receive servicing fees during its collection efforts, although ELCOA may not recognize any income beyond the original lease term. These conflicts may adversely impact the ability of ELCOA to increase growth in its lease portfolio and to collect the balances due from its outstanding leases.

7.  RISKS ASSOCIATED WITH COMPETITION

    The equipment leasing industry is highly competitive. In initiating its leasing transactions, ELCOA will compete with leasing companies, manufacturers that lease their products directly, equipment lease brokers and dealers, and financial institutions, including commercial banks and insurance companies. Many competitors will be larger than ELCOA and will have access to more favorable financing. Competitive factors in the equipment leasing business primarily involve pricing and other financial arrangements. Competition may also adversely impact the generation of new lease receivables and the resulting yields from investment of ELCOA's resources in new leases.

8.  HEAVY DEPENDENCE UPON BORROWED FUNDS/LACK OF ESTABLISHED LINES OF CREDIT

    ELCOA will depend heavily upon borrowed funds through the sale of the Debentures offered hereunder in its operations and is highly leveraged (i.e., a substantial portion of ELCOA's operations will be financed through borrowings arising from the sale of the Debentures). Although ELCOA's lease income is fixed at the time a lease commences, ELCOA's income may be adversely affected by increases in both the prime and the U.S. Treasury Bill rates. In the event ELCOA's interest costs increase, ELCOA will not be able to increase its rental income on existing leases to cover such additional interest expense. In such event, existing leases may become unprofitable after expenses and cause ELCOA to suffer increased losses. If such losses on existing leases are substantial, the result may be a reduction in ELCOA's overall profitability or the recognition of additional losses. The leases purchased from Walnut have already been consummated with fixed rates of return, which cannot be renegotiated by ELCOA, with fixed annual rates of return ranging from approximately 10% to 43%. Accordingly, the level of risk is increased in proportion to the length of the term of the Debentures.

    ELCOA's financing is dependent primarily upon the sale of Debentures, the ability to sell leases to third-parties or "securitization", and to a lesser extent its ability to pledge leases as collateral for bank borrowing or other lending institutions, to obtain additional funds at terms which permit it to earn a rate of return on the leased equipment that permit the loans to be repaid from the rental payments pursuant to the leases. ELCOA has no present intention to seek bank lines of credit, and expects to grow primarily through the sale of the Debentures. There can be no assurance that ELCOA will be able to raise sufficient funds through the sale of Debentures offered hereunder, or borrow sufficient funds from lending institutions to be able to fund an increased level of new lease business. Should this occur, ELCOA's growth will be limited to the funds received from rentals on existing leases, less funds necessary to meet redemptions on Debentures at maturity, as well as to meet normal operating expenses. All funds received from the sale of Debentures are expected to be used for the purchase of new equipment subject to lease agreements. See "USE OF PROCEEDS". As of the date of this Prospectus, ELCOA has not yet established any formal lines of credit. Accordingly, this lack of established credit could inhibit ELCOA's growth and profitability.

RELATIVE TO DEBENTURES

1.  PREPAYMENT PENALTY:

    In the event a holder of any Fixed Rate Certificate requests payment prior to maturity, a prepayment penalty will be charged in accordance with a prescribed formula. See "DESCRIPTION OF SECURITIES - DEBENTURES; Right to Request Early Payment".

2.  RESTRICTION ON REDEMPTION OF DEBENTURES:

    It is the present policy of ELCOA, subject to availability of funds as determined by the Board of Directors in its sole discretion, to pay the principal of any Demand Certificate or any Fixed Rate Certificate for which the holder requests redemption prior to maturity, within five business days after demand for redemption is received. This policy has been followed consistently, without exception, since the commencement of ELCOA's public offering of securities in 1986. ELCOA may, however, change this policy at any future date without notice to the holders of the Debentures. See "DESCRIPTION OF SECURITIES - DEBENTURES; General". ELCOA has no restriction on the redemption of Fixed Rate Certificates at maturity, but it does have a $300,000 monthly limitation on redemption of Demand Certificates and on the redemption prior to maturity of Fixed Rate Certificates once demand for redemption prior to maturity has been made. A penalty is charged on the early redemption of Fixed Rate Certificates prior to maturity. See "DESCRIPTION OF SECURITIES - DEBENTURES; Right to Request Early Payment." If this limitation is invoked by ELCOA, requests for redemption will be honored in the order in which such demands are received, with demands received on the same day being redeemed on a pro-rata basis. To the extent that the Debentures submitted for redemption are not paid in any given calendar month, such Debentures will be given first priority (in the order in which the demands were received) in the next succeeding calendar month or months until such Debentures are fully redeemed. If a substantial portion of the holders of the Demand Certificates demand repayment and/or the holders of the Fixed Rate Certificates redeem prior to maturity, there is no assurance that ELCOA will be able to satisfy such requests at the time of such demand. In this event, requests for redemption on Debentures will be honored in successive calendar months in the order of which such demands are received. This may result in a delay in the remittance of principal to some of the holders. See "DESCRIPTION OF SECURITIES - DEBENTURES; Limitations on Redemptions".

3.  ABSENCE OF INSURANCE AND GUARANTEES:

    The Debentures are neither insured by any governmental agency, as are certain investments in financial institutions such as banks, savings and loans or credit unions, nor are they guaranteed by any public agency or private entity. It should also be noted that ELCOA is not subject to any generally applicable governmental limitations on its own borrowing which are designed to protect investors. The risk of loss to investors in ELCOA's Debentures is thus higher than the risk incurred by investors in such insured financial institutions. In addition, there are no provisions for a sinking fund or reserve for repayment of the Debentures. Since the Debentures represent unsecured indebtedness of ELCOA, there are no liens created on the assets of ELCOA by these Debentures.

4.  ABSENCE OF TRADING MARKET AND ARBITRARY OFFERING PRICE:

    No trading market for the Debentures currently exists, and it is not anticipated that a trading market for any of the Debentures being offered will develop. There can be no assurance that all or a significant portion of the Debentures being offered hereunder will be sold. There is no minimum principal amount of Debentures which must be sold. The offering prices of the Debentures have been arbitrarily determined by ELCOA with the concurrence of Welco, and bear no direct relation of ELCOA's assets, book value, net worth or any other established criteria of value.

5.  OTHER FACTORS POTENTIALLY AFFECTING SALE OF DEBENTURES:

    The ability of ELCOA to maintain its leasing operations is affected by general economic conditions, as well as marketing success in attracting new business. Future sales of Debentures are affected by the money markets, and recent and potential changes in government regulations, including interest rate limitations which have been substantially phased out. The relative attractiveness of the Debentures is influenced by changes in the terms on which cash can be invested by members of the public in other interest bearing investments, such as savings accounts, interest bearing checking accounts, individual retirement accounts, "money market funds", certificates of deposit, commercial paper, government securities and other types of debt obligations, which afford less risk to the investors. These factors may inhibit the ability of the Company to sell the Certificates offered hereunder.

                                USE OF PROCEEDS

    ELCOA intends to apply the net proceeds remaining after payment of expenses of this offering to the purchase of general commercial and industrial equipment for lease pursuant to the assignment of related leases to ELCOA, from Walnut. See "BUSINESS." The maximum amount which may be realized from the offering is $50,000,000, less $36,500,000 sold prior to the date of this Prospectus, less anticipated expenses of approximately $220,000 and commissions to be paid to the Underwriter. It is the present policy of the companies that all leases entered into by Walnut for periods of two years or more are sold to ELCOA. This policy may be changed at any time. Under this policy, leases of shorter duration are retained by Walnut. In addition thereto, ELCOA may purchase equipment and related leases from outside sources, such as manufacturers, distributors, and independent lease brokers, although ELCOA has not done so to date. All purchases from Walnut will be at prices no greater than those paid to independent sources for similar equipment and/or leases. The proceeds of this offering will not be used to meet redemptions of Debentures previously issued. Pending such use, the net proceeds of this offering may be invested in U.S. Government obligations having maturities of three months or less, bank certificates of deposit, or other high quality, interest bearing investments in investment grade securities, and will not be invested in securities issued by its affiliates.

                                    BUSINESS

    ELCOA is a Delaware corporation, incorporated on May 6, 1986 for the primary purpose of acquiring general commercial and business equipment for lease. All of the outstanding common stock of ELCOA is owned by Walnut, which has been continually engaged in equipment leasing since 1969 (and prior thereto commenced business in 1960 through its predecessor). ELCOA's primary purpose is to raise funds necessary to maintain a portfolio of small equipment leases, diversified as to type of business user, type of equipment, and geographical location, recognizing the income between its rate of return on the investment in the leases, less interest and other related expenses of operations. ELCOA's primary business purpose differs from Walnut in that ELCOA was formed to finance a portfolio of lease contracts and equipment while Walnut is primarily engaged in the business of originating, selling, and servicing equipment lease contracts. The Debentures offered by this Prospectus will not be guaranteed by Walnut, or any other affiliate of ELCOA. ELCOA's principal executive offices are located at Suite 76, Silverside-Carr Executive Center, 501 Silverside Road, Wilmington, Delaware 19809. Its telephone number is (302) 798-2335.

DESCRIPTION OF LEASE PORTFOLIO

    ELCOA's principal business is the acquisition of commercial and industrial equipment for business use which is to be contemporaneously leased to credit-worthy lessees. In order to determine the credit-worthiness of a prospective lessee, factors such as time in business, financial strength, reports from credit reporting bureaus, and trade references are considered. ELCOA acquires the equipment only after leases on the equipment to be purchased for lease have been consummated. Leases are written for periods of one to five years for equipment costing $1,000 or more, but not expected to cost more than $25,000. The lease agreements entered into between ELCOA or its agents and the lessees contemplate the payment of funds sufficient to recover ELCOA's investment in the equipment plus a profit over the term of the leases. The lease specifically does not give the lessee any option to purchase the equipment. However, ELCOA has offered the lessee at the expiration of the lease the opportunity to purchase the leased equipment at its approximate fair market value, which historically has approximated the estimated residual values which have been established by ELCOA at the inception of each lease. Substantially all leased equipment has been sold to the lessees at the termination of the leases. The leases require that the lessee maintain and insure the equipment and provide that ELCOA has no obligation to repair or maintain the equipment. The lessee relies solely on warranties or services from the vendor or the manufacturer of the equipment. In leasing equipment, ELCOA relies principally on the credit of the lessee to recapture the cost of equipment rather than the residual value of the equipment. Since the leases are small, it is therefore impractical to conduct a physical inspection of the equipment prior to commencement or during use by the lessee. ELCOA therefore relies upon a written certificate of acceptance and oral representations by telephone from the lessees regarding the conditions, use, and maintenance of the equipment prior to inception of each lease. These leases are commonly referred to as direct finance leases.

    ELCOA has adopted a standard non-cancelable lease for its direct finance leases, the terms and conditions of which vary slightly from transaction to transaction. These leases are commonly referred to as "hell or high water", full-payout, or finance leases pursuant to Article 2A of the Uniform Commercial Code. As such, the lessees are unconditionally obligated to make monthly rental payments to the Company irrespective of the condition, use or maintenance of the equipment under leases, in management's opinion, and have no legal or equitable defenses that may be asserted against the Company in the event the leased equipment does not properly function. In substantially all cases, the lease states that lessees are obligated to (1) remit all rents due, regardless of the performance of the equipment; (2) operate the equipment in a careful and proper manner and in compliance with applicable governmental rules and regulations; (3) maintain and service the equipment; (4) insure the equipment against casualty losses and public liability, bodily injury and property damage; and (5) pay directly or reimburse ELCOA for any taxes associated with the equipment, its use, possession or lease except those relating to net income derived by ELCOA therefrom. Under terms of the lease contract, the lessees are prohibited from assigning or subletting the equipment or appurtenant lease to any third party without the express written consent of the lessor. In the event of a default by a lessee, it may declare the entire unpaid balance of rentals due and payable immediately and may seize and remove the equipment for subsequent sale, release or other disposition. As of April 30, 1995, ELCOA had 7,964 direct finance leases which have an average initial term of approximately 35 months, with an average remaining lease receivable balance of $2,080. Of these leases, 404 had balances between $6,000 and $10,000 with an aggregate balance of $2,950,921 and 88 had balances in excess of $10,000 with an aggregate balance of $1,348,968. Total aggregate leases outstanding at April 30, 1995 was $17,267,612. All leases cover equipment leased for commercial use only by businesses throughout the United States.
None of the equipment leased is intended for use by consumers. This equipment is typically characterized by the leasing industry as "small-ticket" equipment.

    ELCOA, from time to time, may also lease equipment under renewable leases which do not contemplate full recovery of ELCOA's original costs during their initial one year term. These leases are referred to as operating leases, intended primarily for large corporate and governmental lessees that are restricted from entering into leases with terms longer than one year. The leases will be automatically renewed for an additional year, and so on from year to year, unless terminated upon ninety days prior written notice. The lessee is granted an option to purchase the equipment for the original invoice price less a credit for a portion of the rentals paid. ELCOA may require equipment vendors to repurchase the equipment should the lessee cancel after the initial one year term. The repurchase price is equal to the original cost of the equipment, less a credit for a portion of the rentals received from the lessee. There are no assurances that ELCOA's costs will be recovered. Presently, ELCOA has no operating leases and therefore there are no obligations whereby a vendor currently is required to repurchase the equipment should the lessee cancel after the initial term.

NATURE OF LEASES AND MARKETING

    ELCOA primarily purchases its equipment for lease from Walnut, which in turn relies on a variety of equipment vendors located throughout the United States, none of which is expected to be responsible for supplying Walnut or ELCOA with 5% or more of their equipment purchases. Management of ELCOA believes that the terms of purchase from Walnut are at least as favorable as those available from unaffiliated third parties.

    ELCOA believes it will be in a competitive position within its industry because of its ability to carry a large number of small equipment leases through extensive utilization of electronic data processing by Walnut, under its servicing agreement described below. (See "Servicing Agreement" described herein).

    ELCOA concentrates on seeking lessees desiring to lease equipment generally costing $25,000 or less under direct finance leases, with terms ranging from two to five years, because it believes that there is less competition from larger competitors for small leases, and it believes that it can spread the risk of loss from defaulted leases over a greater number of lessees. Accordingly, no single lessee represents over .3 percent of the outstanding lease portfolio. All equipment purchased for lease is solely for use by businesses, and not for lease to consumers. Of the equipment purchased from Walnut comprising 5% or more of the total purchases during the past twelve months, approximately 39% were for food/hospitality service and related equipment, 21% for industrial equipment, 13% was for auto after-market and test equipment, 8% was for office machines and copiers, 7% was for computers and peripheral hardware, and 5% were for audio-visual and communications equipment. These amounts vary from year to year, and may not be indicative of future purchases. The equipment purchased is primarily newly manufactured equipment, but on occasion, ELCOA will purchase used equipment at its then fair market value. The equipment will not be obsolete or have been repossessed from any of Walnut's delinquent lessees. The equipment is located throughout the United States without undue concentration in any one area. ELCOA's historical experience indicates that the equipment under lease does not become obsolete at the conclusion of the lease term.

    ELCOA's lease portfolio is diversified in location throughout the United States. The following is a geographical breakdown of the location of ELCOA's equipment at its original, undepreciated cost, less estimated residual value, outstanding as of April 30, 1995.

             Region                  $               %
         --------------         ------------       -----
         New England            $  2,609,668       11.01
         Mid Atlantic              7,371,544       31.10
         Southeast                 4,216,712       17.79
         Midwest                   2,391,604       10.09
         South                     2,005,250        8.46
         Rocky Mountain              485,906        2.05
         West Coast                1,860,663        7.85
         Southwest                 2,761,366       11.65
                                ------------       -----
                                $ 23,702,713       100.0%
                                ============       =====

    Walnut markets its lease origination program by providing equipment dealers with the ability to utilize leasing as a sales tool. It approaches equipment manufacturers, dealers and branch outlets with promotional programs with the expectation that the ultimate customer will lease equipment through Walnut. Walnut also receives requests from its lessees for additional leases of new equipment. Walnut maintains a staff of 8 account executives who maintain close relationships with approximately 140 equipment vendors, and utilizes its direct mail and marketing facilities to increase new vendors and ultimately the generation of new leases. Walnut does not entertain lease application from outside lease brokers. The success of Walnut's marketing program depends to a large extent on the lease rates offered to its customers; these rates in turn depend on competition in the marketplace and on Walnut's ability to raise sufficient financing at reasonable rates of interest.

LEASE ORIGINATION AND ADMINISTRATION

    Pursuant to an Option Agreement with Walnut, ELCOA purchases equipment for lease from Walnut, in exchange for a fee for such lease origination. Under terms of this arrangement, Walnut provides marketing services, credit investigation and processing of all necessary lease documents. ELCOA purchases such equipment only within 90 days of the date on which it is first placed in service by the lessee. The purchase price paid by ELCOA to Walnut is the out-of-pocket cost expended by Walnut, without profit, along with a lease origination fee. See "Option Agreement." The criteria for selection of leases to be sold are those long-term leases having a minimum term of two years in duration. Title to the equipment is irrevocably transferred to ELCOA at the time of settlement for each purchase. There are no backlog orders for equipment purchase commitments.

OPTION AGREEMENT

    ELCOA has the continuing right of first refusal to purchase newly acquired equipment, as well as the related leases, from Walnut when Walnut has equipment available to sell. In consideration of Walnut's marketing, credit, and processing department functions (commonly referred to as lease origination expenses), ELCOA is charged by Walnut a lease origination fee equal to 4% of the initial equipment cost as a fee, exclusive of any additional fees paid to independent third party lease broker firms. This agreement continues until terminated by the mutual agreement of the parties in writing. From March 1, 1992, through May 31, 1992, this charge was 3% of the initial equipment cost.

    It is intended that all equipment under lease is to be transferred to ELCOA, shortly after being placed in service by lessees. In such case, Walnut reduces the purchase price by the amount of any funds received through advance rentals, prepayments or security deposits received from the lessee of the equipment prior to the assignment of a lease and transfer of title to ELCOA.

SERVICING AGREEMENT

    Walnut, as ELCOA's agent under a service contract dated May 23, 1986 (the "Agreement"), invoices the lessee monthly for any rentals due, rentals in arrears, and necessary state or local sales, use, or personal property taxes. All monies received by Walnut as agent for ELCOA are segregated, processed and deposited into an escrow account pursuant to an agreement dated May 23, 1986, established for ELCOA's benefit. These monies may not, under any circumstances, be commingled with any of Walnut's general funds. Walnut remits all sales, use, and personal property taxes directly to the proper taxing authority from this account. Monthly, Walnut renders a listing of the net rentals collected on behalf of ELCOA, along with a remittance of the net escrowed funds, no later than the fifth business day following the end of each calendar month. Walnut also uses its best efforts to re-lease the equipment at the termination of any lease or negotiate and collect the anticipated residual value of any equipment at the termination of each initial lease; remitting said payments in kind to ELCOA as provided above, without reduction. Walnut also maintains insurance which management believes is adequate against liability or damage from losses as a result of the lessee's anticipated utilization of the equipment against loss by fire or otherwise.

As consideration, for these general and administrative services, ELCOA is charged a monthly servicing fee of $6.50 for each account outstanding at the end of each month.

CREDIT POLICY AND DELINQUENCIES

    ELCOA, through Walnut, expects to follow a policy that it considers to be an efficient method of determining credit risks. Walnut relies heavily on bank references, trade references, number of years in business, various credit bureau reports, and personal credit references of the principals involved with the lessee. In addition to the credit investigation, the leases purchased by ELCOA generally will include the personal guaranty of the owners and principal shareholders (and their spouses) of sole proprietorships, partnerships, and closely-held corporations which have been in business less than three years, or have fewer than 20 employees. Most credit decisions are made within a few days of the initial credit application. ELCOA believes that credit evaluation is essential inasmuch as the equipment has a substantially reduced value on resale or re-leasing. Consequently, ELCOA must initially rely primarily on Walnut's initial credit judgment. Walnut employs approximately 12 people in its credit, processing and collection departments. It has adopted a policy of litigating all claims against lessees for unpaid rentals and only settling any such obligations in favor of the lessor. As a result, delinquent receivables balances appear higher than industry averages because of ELCOA's decision to pursue delinquent lessees until all collection efforts have been completely exhausted. See also RISK FACTOR #5 on page 9 of this Prospectus. Historically, the amounts recovered from collections of delinquent leases have exceeded the legal fees incurred in connection therewith. Walnut reimburses the law firm of William Shapiro Esq., P.C., an affiliate, for payroll costs of its staff attorneys and any required advances for court costs, and does not pay any other fees on either a contingent or hourly basis. Neither William nor Kenneth Shapiro are included in the law firm's payroll. In consideration of these services, Walnut is entitled to retain any late charges collected to offset these costs of collection and litigation on behalf of ELCOA. Walnut does not refund any of the fees collected from ELCOA in those instances when a lessee defaults and collection efforts are discontinued. Once collection efforts are discontinued, any likelihood of recovering the equipment, to the extent not previously repossessed, is considered remote.

    An allowance for doubtful lease receivables is calculated at a level considered adequate to provide for estimated losses that will be incurred in the collection of these receivables. The allowance is increased by provisions charged to operating expense and reduced by charge-offs based upon a periodic evaluation (at least quarterly) of delinquent finance lease receivables.

    The following table sets forth ELCOA's lease receivable delinquencies on a strict contractual basis as of April 30, 1995, 1994, and 1993. References to payments past due two monthly payments means payments which are at least 31, but not more than 60 days past due. Payments past due three monthly payments means payments which are at least 61, but not more than 90 days past due, while payments four or more mean 91 or more days past due on the contractual basis.

                            April 30, 1995        April 30, 1994       April 30, 1993
                                $         %           $         %           $         %
                          -----------   ------  -----------   -----   -----------   -----
    Aggregate Future
      Lease Receivables   $17,267,612   100.00  $17,966,429   100.0   $18,662,465   100.0
                          -----------   ------  -----------   -----   -----------   -----
    Current                10,908,170     63.2   11,625,626    64.7    12,452,731    66.7
    Past due - Two Monthly
        Payments            1,156,730      6.7      984,582     5.5     1,058,284     5.7
    Past due - Three Monthly
        Payments              465,480      2.7      347,329     1.9       395,962     2.1
    Past due - Four or More
      Monthly Payments      4,737,232     27.4    5,008,892    27.9     4,755,488    25.5

                                        ANALYSIS OF BAD DEBT WRITE-OFFS

                                           Fiscal Years Ended April 30,
                                   1995                1994                   1993
                            -----------         -----------            -----------
    Aggregate Future
     Lease Receivables      $17,267,612         $17,966,429            $18,662,465

    Provisions for
     Doubtful Accounts        1,229,845             707,162                566,570

    Net Charge-Offs           1,257,058             496,088                348,916

    Average Gross Lease
     Receivables             17,617,021          18,314,447             17,354,669

    Percent of Net Charge-
     Offs to Average Gross
     Lease Receivables              7.1                 2.7                    2.0

    Allowance for Doubtful
     Lease Receivables          974,667           1,001,880                790,806

    Percent of Allowance for
     Doubtful Lease Receivables
     to Aggregate Future Lease
     Receivables                    5.6%                5.5%                   4.2%

    Percent of Allowance for
     Doubtful Lease Receivables
     to Receivables Past Due
     Four or More Monthly
     Payments                      20.6%               20.0%                  16.6%


    As of April 30, 1995 and 1994, lease payments in arrears on receivables four or more monthly payments past due (included in the contractual balances due of $4,737,232 and $5,008,892) were $3,068,340 and $3,178,479, respectively. Management attributes the decrease in delinquent lease receivables reflected above to the increase in write-offs of delinquent lease receivables during the fiscal year ended April 30, 1995. Management also attributes the increases during fiscal 1994 in part to the nationwide economic slowdown. As of April 30, 1995, and 1994, approximately $3,189,000 or 18.5% and $3,560,000 or 19.8%, respectively, of direct finance lease receivables on a strict total contractual basis were 12 or more months past due.

    ELCOA believes that its loss experience and delinquency rate is reasonable for its operations. Although ELCOA's loss experience (except for fiscal 1995 which the company believes is extraordinary in nature) is consistent with industry averages for comparable lease portfolios, its delinquency rate is higher than industry averages because of its market, i.e. primarily small to medium sized businesses. Delinquent receivable balances expressed as a total of lease receivables appears higher than industry averages because of the decision to pursue delinquent lessees until all reasonable collection efforts have been completely exhausted. The implication of these higher percentages requires ELCOA to continue its collection efforts diligently to minimize its actual losses from delinquent accounts. As of April 30, 1995 and 1994, ELCOA maintained an allowance for doubtful lease receivables of $974,667 and $1,001,880 respectively, which management believes is adequate for future write-offs on the Company's aggregate gross lease receivables. These reserves totaled 5.6% and 5.5%, respectively, of the total gross lease receivables outstanding at April 30, 1995 and 1994. The allowance is based upon management's periodic analysis performed at least quarterly of the lease portfolio, also taking into consideration ELCOA's and Walnut's past experience in the management of delinquent lease receivables. Total past due lease receivables as reflected in the above chart represent the total amount of payments due as well as all aggregate future payments to become due under terms of the underlying lease contracts. During the three fiscal years ended April 30, 1995, 1994 and 1993, the allowance for doubtful accounts was increased by provisions for doubtful lease receivables annually in the amounts of $1,229,845, $707,162, and $566,570, respectively. The amounts written off in each of the three fiscal years ended April 30, 1995, 1994 and 1993, were $1,257,058, $496,088, and $348,916, respectively, or 7.1%, 2.7%, and 2.0% of average gross lease receivables. ELCOA does not expect the increase in the percentage of net charge-offs to average gross lease receivables to continue into 1996.

    Walnut also utilizes its collection department and a law firm with which it is affiliated to collect any and all delinquent payments on behalf of ELCOA. Walnut is entitled to be compensated for the collection of delinquent payments, by an amount equal to the delinquency and late charges collected under terms of each delinquent lease agreement, with the net rentals remitted to ELCOA. Walnut, in turn, compensates the law firm for its services from funds so received. Therefore, if no collections are made on a certain delinquent lease, ELCOA is charged only the monthly servicing fee for that account.

    ELCOA bears the risk of all loss of any lease rentals provided for under the leases, the loss of any equipment owned by it, any loss of value of any equipment, and all losses incurred in the sale of such equipment, no matter how such loss occurs. Consequently, ELCOA is required to maintain an allowance for such losses, increases in which will result in corresponding charges to operations. At April 30, 1995, approximately 37% of the then outstanding lease receivables were past due as reported on a contractual basis. Management attributes the slowdown in the economy nationwide as a principal reason for the increase in new delinquencies during fiscal 1994, as well as to lessee dissatisfaction with equipment ELCOA no longer considers for lease, including credit card processing machines, water coolers, and surveillance equipment, which management considered to be overpriced (considered to be a factor in less than 10% of the cases in litigation). However, because of the diversification of ELCOA's leases in dollar amount and geographical location, any further weakening in the economy should have no material impact on ELCOA's overall cash flow. This assertion is based on ELCOA's historical experience of collections of its outstanding lease receivables which has remained consistent during the past three fiscal years. Management reviews these accounts at least quarterly and at year end provides what it believes to be an adequate reserve for potential losses thereof by a corresponding charge against operations. Leases are written-off only if there is an adverse court decision, bankruptcy or settlement, and local counsel engaged in the collection effort has determined that further action in recovering the debt is unwarranted. Write-offs increased during the fiscal year ended April 30, 1995 as a result of management's decision to discontinue collection efforts in certain cases where the legal costs of pursuing collection would be less than the recoveries anticipated. Factors such as evolving changes in case and statutory law in some states favoring debtor's rights (notably Florida, Texas, Alabama, South Carolina and California), post-judgment filing costs associated with continuing litigation and pursuit in collections, economic conditions in certain geographical areas, and the age of the delinquent lease receivables being collected can be attributed to the larger percentage of write-offs. Management believes that the likelihood of collecting the remaining delinquent lease receivables is greater than those previously written-off, as the credit criteria for new leases, in those states favoring debtors rights have been enhanced. If the equipment is returned to ELCOA, it will maintain an inventory of the repossessed equipment until it can be re-let or sold. ELCOA writes down the carrying value of this equipment to its forced sale value when it is repossessed.

BOOKKEEPING AND DATA PROCESSING

    Almost all of ELCOA's bookkeeping and record-keeping functions are performed by Walnut utilizing electronic data processing programs developed and owned by Walnut Associates, Inc., the owner of all of the outstanding common stock of Walnut. It is anticipated that Walnut will maintain sufficient duplicate records to safeguard its information. ELCOA reimburses Walnut $500 weekly for performance of these services.

    ELCOA believes the fees to be charged by Walnut in connection with the above arrangements to be no higher than those charged by outside sources for similar services.

METHOD OF FINANCING

    ELCOA, in order to conduct its business, must have the financial resources with which to purchase the equipment it leases. The funds for such purchases will be generated primarily from the sale of the Debentures, receipt of rental payments, the sale of lease receivables to third-parties through "securitization", and, to a lesser extent, funds which may be borrowed in the normal course of business from lending institutions. ELCOA may therefore establish credit relationships with third-party asset "securitizers" or other lending institutions which may be necessary for the conduct of its business, although no such relationships existed as of the date of this Prospectus. The terms of the securitization or other borrowings would differ depending upon prevailing interest rates and the arrangements made with each lending institution. Such institutions may secure their interests in leases pledged as collateral but, except in connection with the specific leases used as collateral, this debt will rank on parity with the Debentures offered herein. Through securitization, ELCOA could offer to sell leases to third-party financial institutions for a fee, recognizing as current income the difference between the net present value of the future rentals due at an agreed upon discount rate, less ELCOA's investment in the equipment under lease.

    It should be noted that although ELCOA's rental income from its lessees is fixed at the inception of each lease, ELCOA's net income from a given lease is affected by changes in the interest rate it pays on borrowed funds. To the extent that the interest rates charged by any bank that may hypothecate leases or the interest rates that ELCOA pays on its Debentures increase, ELCOA must pay any such increased cost without having the ability to increase its rental charges on existing leases.

    ELCOA has sold Demand, Fixed Rate, and Money Market Thrift Certificates pursuant to prior offerings, of which $24,521,875 were outstanding at April 30, 1995. Of these, $2,135,337 are payable upon demand, and $22,386,538 of fixed-term certificates were due as follows:

              Year Ending
              April 30
              -----------
                 1996                  $12,562,652
                 1997                    3,138,288
                 1998                    1,146,431
                 1999                    2,156,743
                 2000 & thereafter       3,382,424
                                        -----------
                                       $22,386,538
                                       ===========

Approximately .7% of these certificates were held by William Shapiro, the Company's President, members of his immediate family, or companies in which he maintains a majority interest. Certificates held by these affiliates were purchased for cash under terms of the prior offerings of these securities at the public offering price. See also Note 8 to the Financial Statements.

EMPLOYEES

    It is currently anticipated that the officers of ELCOA will continue to devote substantially all of their time to their duties related to their respective positions with Walnut and its affiliates. ELCOA has no full-time employees. However, the officers and directors of ELCOA will make such time commitments as may be necessary, which are not expected to be a significant amount of time, to ensure that ELCOA fulfills its duties under the Indenture and such other duties as the officers and directors shall deem necessary to protect the interest of ELCOA's creditors, principally the Debenture holders, or which may be required by law. Mr. William Shapiro, President of ELCOA, has over 30 years experience in "small-ticket" leasing. Mr. Kenneth S. Shapiro, Vice-President of ELCOA, has over 15 years experience in leasing. Both officers are also licensed certified public accountants and attorneys. See "MANAGEMENT".

COMPETITION

    Equipment leasing and related businesses are highly competitive and that competition may increase. A number of concerns are engaged in the same type of business as ELCOA, including: (1) finance divisions, affiliates or subsidiaries of suppliers which sell products leased by ELCOA, (2) banks or their affiliates, (3) other leasing and finance companies, including Walnut, and (4) independently formed partnerships operating for the specific purpose of leasing equipment. Many of these organizations have greater financial or other resources than ELCOA and, therefore, may be able to obtain funds on terms more favorable than those available to ELCOA. This may permit such organizations to offer lease terms which ELCOA could not match. Also, such organizations may have competitive advantages including their affiliation with vendors and their nationwide leasing organizations. Although ELCOA has a right of first refusal to purchase new equipment and leases which Walnut wishes to sell, Walnut may compete with ELCOA for future business.

    Factors that effect competition include convenience, rate, terms, speed of credit approval, nature and type of equipment to be leased, and size of lease. ELCOA has no way of determining its share of the leasing market.

FEDERAL INCOME TAX CONSIDERATIONS

    ELCOA's leasing activities are not generally oriented toward creating tax benefits. The recently enacted Revenue Reconciliation Act of 1993 is expected to have no material impact on ELCOA's operations.

 To the extent that the current tax law reduces the benefits of equipment ownership, equipment users might be more inclined to lease because deductibility of rental payments by the lessee would remain unaffected, while purchases of equipment would no longer provide certain tax advantages.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

THREE FISCAL YEARS ENDED APRIL 30, 1995

    Management's discussion and analysis of financial condition and results of operations should be read in conjunction with ELCOA's financial statements and notes thereto appearing elsewhere herein. As regards transactions with affiliates, see Note 8 to the Financial Statements.

    ELCOA began operations on May 23, 1986 by the assignment of approximately $1,000,000 in equipment and related leases from Walnut in exchange for all of ELCOA's outstanding common stock. During the fiscal years ended April 30, 1995, 1994, and 1993, aggregate new lease receivables were $9,674,906, $8,782,656 and $10,927,148, respectively, new equipment purchased for lease was $7,321,620, $6,680,452 and $8,212,927, respectively, and recognized revenues from direct finance leases totalled $2,945,151, $3,009,864 and $3,057,645, respectively. ELCOA's new leases entered during the fiscal year ended April 30, 1994 decreased from the prior year as a result of management's decision to discontinue accepting leases for certain types of equipment considered "overpriced", as well as a sluggish economy which dampened capital equipment needs for businesses nationwide. ELCOA attributes the increase in new lease receivables entered in the fiscal year ended April 30, 1995 to additional leases offered by sale from Walnut. The income earned under direct finance lease contracts decreased 2.2% and 1.6% after having increased approximately 27% during the fiscal years ended April 30, 1995, 1994 and 1993, respectively. The decrease in the growth of earned revenues during the fiscal years ended April 30, 1995 and 1994 was the result of a decrease in the amount of lease contracts outstanding during the years. Management attributes the loss reported for the fiscal years ended April 30, 1995 and 1994 as a result of increased reliance on borrowed funds, increased general and administrative expenses and provisions for doubtful lease receivable associated with an aging portfolio of leases, and excess interest paid on excess cash and investment balances during the fiscal year. See "RISK FACTORS". During the three fiscal years ended April 30, 1995, the Company's costs of operations were funded from rentals collected. Net proceeds from the sale of debt securities were used exclusively for the purchase of equipment for lease during the fiscal years ended April 30, 1995, 1994 and 1993, with excess funds being retained in low-yield but highly liquid investments, including U.S. government securities with terms not exceeding six months in length.

    ELCOA experienced growth in the volume of new leases added to its portfolio during the two fiscal years ended April 30, 1995 and 1993, but declined slightly during the fiscal year ended April 30, 1994. Aggregate new lease receivables increased by $892,250 or approximately 10% during the fiscal year ended April 30, 1995 and decreased by $2,144,492 or approximately 20% during the fiscal year ended April 30, 1994. In analyzing ELCOA's Financial Statements, it is therefore important to note the relationships between new lease volume added during an accounting period and the net lease revenue and income before income taxes reported for that period. Net lease revenue recognized by ELCOA during an accounting period is defined to be the income earned under direct finance lease contracts. New lease volume is the total of all new lease contracts added to the portfolio during the period. As a consequence, during a period in which the rate of growth of new lease volume increases, the growth rate of net lease revenue in that period will be less than the rate of growth in new lease volume, because the income earned from new lease volume is recognized over the term of each lease contract and not in the year the contract is entered. On the other hand, certain expenses recognized by ELCOA during an accounting period, such as the provision for losses, are more directly related to the aggregate amount of outstanding leases during that period. Thus, current-period expenses are more dramatically impacted by volume growth than is net lease revenue. As a result of the foregoing factors, reported income before income taxes will in turn grow at a slower rate than the rate of growth in net lease revenue during periods of increasing rates of growth in new lease volume. In periods of decreased rates of lease volume growth, the foregoing relationship would be reversed.

    Lease origination expenditures which represent fees incurred in the acquisition of new lease receivables from Walnut were 4% of the equipment acquired by ELCOA from Walnut, plus any commissions paid to vendors and outside leasing brokers. These costs were 3% from March 1, 1992 to June 1, 1992. Effective May 1, 1990, Walnut included as part of the equipment cost any commissions paid vendors or leasing brokers in the acquisition of the equipment. As such, these costs are no longer reimbursed separately by ELCOA, but paid as part of the equipment cost. See Note 1 to the Financial Statements for a discussion of the impact of SFAS 91 on accounting for lease origination costs. Total amounts paid Walnut under the option agreement during the three fiscal years ending April 30, 1995, 1994 and 1993 were $281,531, $256,940 and
$308,077, respectively.

    For the fiscal years ended April 30, 1995, 1994 and 1993, ELCOA incurred $1,054,460, $1,031,825, and $1,011,186 in general and administrative expenses, respectively. Monthly servicing and bookkeeping fees paid to Walnut in the amount of $676,228, $704,522, and $654,732 during the fiscal years ended April 30, 1995, 1994, and 1993, respectively, were a primary component of general and administrative expenses. The increases represent costs expended to administer the outstanding portfolio of leases. Also included in the general and administrative expenses during the fiscal years ended April 30, 1995, 1994 and 1993 were $247,561, $188,209 and $185,138, respectively, of amortization of the deferred debt registration and solicitation expenses, which include amortization of commissions paid on account of sales of Demand, Fixed Rate, and Money Market Thrift Certificates. Fees paid to Financial Data, Inc., a registered transfer agent and affiliate of the Company, for services rendered in connection with the Demand, Fixed Rate and Money Market Thrift Certificates, were $99,595, $105,334 and $116,994, during the fiscal years ending April 30, 1995, 1994 and 1993, respectively. These expenses decreased during fiscal 1995 and 1994 as a result of cost savings by Financial Data, Inc. which were passed through to ELCOA, after having increased during fiscal 1993 to offset Financial Data's cost in providing these services, and increases in the amount of debt securities outstanding. In the event that Walnut should cease operations or be unable to fulfill its obligations in origination and servicing of ELCOA's leases, ELCOA's costs to perform these services might increase, reducing profitability. See "RISK FACTOR #2" on page 7.

    An allowance for doubtful direct finance lease receivables is maintained at a level considered adequate to provide for estimated losses that will be incurred in the collection of these receivables. The allowance is increased by provisions charged to operating expenses and reduced by chargeoffs. ELCOA recorded provisions for doubtful lease receivables of $1,229,845, $707,162 and $566,570 for the fiscal years ended April 30, 1995, 1994 and 1993, respectively, resulting from increases in delinquent accounts outstanding during these periods. At April 30, 1995, approximately 37% of the then outstanding lease receivables were past due as reported on a contractual basis. ELCOA expects that the percentage of delinquencies will decrease as the aggregate amount of lease receivables increases in the future. Management has reviewed these accounts at year end and has provided what it believes to be an adequate reserve for potential losses thereof on an impairment basis by a corresponding charge against operations. Management expects the percentage of write-offs from delinquent lease receivables during fiscal 1996 to decrease from the rate during fiscal 1995. See also "BUSINESS - Credit Policy and Delinquencies."

    During the fiscal years ended April 30, 1995, 1994, and 1993 ELCOA incurred $1,314,491, $1,563,038 and $1,320,546, respectively, in interest expense, net of interest income of $741,671, $374,025, and $253,967, respectively, on average debt (including accrued interest thereon) of $25,258,751, $22,287,797 and $16,934,395, respectively, based upon the amounts of debt outstanding computed on a quarterly basis. Average interest rates on average outstanding debt, including accrued interest, but disregarding interest income on excess funds, were 8.1%, 8.6%, and 9.3%, respectively. Rates in general dropped during fiscal 1995, 1994 and 1993. The interest expense before calculation of any offset from interest income increased each year as a result of the increase in the amount of issued and outstanding debt securities of ELCOA.

    During the fiscal years ended April 30, 1995, 1994 and 1993, ELCOA recognized provisions for state income taxes in the amounts of $360, $0, and $928 respectively. See Footnote 1 to the Financial Statements. No provisions for federal income taxes were necessary, due to the benefit of Walnut's net operating loss carryforwards.

    ELCOA's revenue is set at the time a given lease contract is executed. Consequently, inflation is not expected to impact revenue subsequent to the inception of any given lease. In addition, inflation will not have a material effect on ELCOA's operating expenses as they are fixed based upon the Servicing Agreement with Walnut. However, the increased reliance on variable rate borrowings resulting from sale of the certificates subjects ELCOA to increased exposure to inflation because of the risk of increased interest rates. In the event that future redemptions of Debentures exceed future sales of the Debentures being offered, ELCOA would be required to replace the indebtedness through other borrowings. To the extent that ELCOA is able to obtain funds at fixed interest rates, inflation will have no impact over the term of any given loan. However, to the extent that the loans would be at variable interest rates, inflation might have a significant adverse impact on ELCOA's operations through increased costs of borrowing.

CAPITAL RESOURCES AND LIQUIDITY

    ELCOA has financed, and anticipates that it will continue to finance its new business primarily from the proceeds from its sale of Certificates, as well as from rentals received from lease contracts outstanding, and, should ELCOA elect, from bank borrowings or sales of lease receivables to other financial institutions. During the three fiscal years ended April 30, 1995, 1994, and 1993, approximately 37%, 56%, and 63%, respectively of the equipment purchases were funded from sale of securities, and 63%, 44%, and 37%, respectively were funded from rental collections. Approximately $17,025,000, including accrued interest on the $24,521,875 in Debentures outstanding at April 30, 1995 are subject to redemption within one year of that date. Scheduled receipts from lease contracts of approximately $9,420,000 during this period, as well as cash and the investment in U.S. government securities on hand at April 30, 1995 are expected to be sufficient to cover redemptions for holders who do not elect to "rollover" at maturity into new Debentures. See Footnotes 2 and 6 to the Financial Statements. During the fiscal years ended April 30, 1995, 1994, and 1993, approximately 86%, 81% and 85%, respectively, of all debt securities issued by Walnut coming due were renewed and "rolled over" into new indebtedness, while approximately 50%, 59% and 60%, respectively, of all Demand, Fixed Rate, and Money Market Thrift Certificates issued by ELCOA which came due were "rolled over" during this period. ELCOA's rollover percentage is lower as a result of its lower rates being offered on its Certificates in comparison to those of Walnut. Management cannot predict with any certainty what percentage will "roll over" during the fiscal year ending April 30, 1996, and the percentage may be relatively comparable to prior year experience. Redemptions of Debentures previously issued increased to $8,272,533 from $5,498,321 during the fiscal years ended April 30, 1995 and 1994, respectively. Management believes that redemptions increased as a result of an increase in the outstanding amount of Debentures during the periods, as well as the attractiveness of alternative investments in the equity markets, including mutual funds, which may have provided greater returns than fixed income securities in general during fiscal 1995. Unless rates of return in the equity markets decrease, management believes that redemptions of Debentures in the next fiscal year may remain at the same level, although the percentage increase may decline. See Statements of Cash Flows appearing on pages 48 to 49 of this Prospectus. In the event that holders do not elect to "roll-over" their debt securities, the redemptions will be met from cash and investments on hand and rentals received from outstanding leases in the ordinary course of business. The proceeds of this offering will not be used to redeem outstanding certificates. As of April 30, 1995, ELCOA had approximately $8,909,000 of cash on hand or invested in liquid short-term government securities, and had a receivable from Walnut of approximately $3,992,000 for funds advanced for the purchase of equipment for leases awaiting sale to ELCOA as of April 30, 1995. See Risk Factor #8.

    Management believes that ELCOA has the capacity and ability to generate new lease business to the extent that funds become available from these sources, taking into effect historical cash flows from rental collections and sale of debt securities, that exceeded the cost of operations. ELCOA could also purchase equipment and leases from outside sources provided that the documentation is acceptable to management. Management considered but found unacceptable such leases in the past due to the inability to confirm the documentation or likelihood of collection of such lease portfolios offered for sale. The lag time between receipt of funds and the investment in equipment is approximately two months. No assurance can be given that any future offering of Demand and Fixed Rate Certificates can be sold or that satisfactory bank relationships can be established, or that all funds raised from these sources could be immediately invested in the purchase of equipment
for lease.   However, ELCOA presently has no commitments outstanding for any future equipment purchases, and its anticipated cash flow from its outstanding portfolio of leases will be sufficient to fund operations during the next fiscal year without any reliance on capital to be generated by the sale of these Debentures. Management believes that it could generate additional funds through the securitization markets, or establish bank lines of credit or their equivalent on a secured lending basis, since it has sufficient assets under lease to adequately collateralize any line of credit. There are no material capital purchase commitments or long term obligations which may be incurred beyond the next twelve months. See the Statement of Cash Flows for the three fiscal years ended April 30, 1995. See also "RISK FACTORS" for a complete discussion of the relationships between ELCOA and its parent, Walnut, and its financial condition. In this regard, if Walnut were to liquidate or cease doing business, ELCOA's costs to continue operations may exceed the costs paid Walnut under the origination and servicing agreements. In addition, the holders of Walnut's debt securities acquiring an equity interest in ELCOA could force a liquidation of ELCOA. In that event, holders of ELCOA's debt securities would be paid their principal and accrued interest before any payment in liquidation would be made to Walnut's creditors as owners of the equity of ELCOA. See Risk Factor Number 3.

    As noted in the "USE OF PROCEEDS" section on page 13 of this Prospectus, excess funds have historically been invested by the Trustee in low yielding but highly liquid investments. These funds have been held solely for the purpose of investment in new lease receivables. During the fiscal year ended April 30, 1995, the average interest rate earned by ELCOA on these funds was approximately 4.9%, while the average interest rate paid on outstanding certificates was 8.1%, resulting in a negative spread of 3.2%. Any decision by the Federal Reserve to increase rates in general may reduce this "negative spread". However, management has placed a high priority of increasing the purchase of equipment for lease reducing the available amount of cash and investments on hand. During the fiscal year ended April 30, 1995, the average rate of return on ELCOA's investment in its lease receivables was 18.8%.

    As noted in the Statements of Cash Flows on page 50, sales of Demand and Fixed Rate Certificates have increased over the three fiscal years ended April 30, 1995, along with a corresponding increase in the redemption of these securities at their respective maturities. In the event that future redemptions of Certificates exceed future sales of the Certificates to be offered, ELCOA may utilize its excess cash to repay such borrowings. ELCOA believes that it has sufficient cash resources to meet its normal operating requirements during the fiscal year ending April 30, 1996.

    To the extent that ELCOA is able to obtain funds either through future sales of Certificates or from other sources at fixed interest rates, inflation will have no impact over the term of any given borrowing. However, to the extent that the borrowings would be at variable interest rates, inflation may have a significant adverse impact on ELCOA's operations through increased costs of borrowing. The increased reliance on variable rate borrowings resulting from sales of the Certificates subjects ELCOA to increased exposure to inflation because of the risk of increased interest rates.

    To date, neither ELCOA nor Walnut has ever defaulted on any contractual payment of interest or principal due under the terms of any loan, bank borrowing, or debt security obligation issued to the public. All requests for early repayment of interest or principal have never been later than five business days after demand for redemption was received.

                             PRINCIPAL SHAREHOLDER

    All of the common stock of ELCOA presently outstanding is owned by Walnut, and 100% of the common stock of Walnut is owned by Walnut Associates, Inc., of which Mr. William Shapiro is the sole shareholder. Therefore, Mr. Shapiro, Walnut Associates, Inc., and Walnut may be deemed "parents" of ELCOA as that term is so defined under the Securities Act of 1933, as amended. For a discussion of the transactions between these affiliated parties, see Note 8 to the Financial Statements. The address of Walnut and Walnut Associates, Inc. is Suite 2128, 101 West City Avenue, Bala Cynwyd, PA 19004. All future loans to company officers, directors, affiliates and/or controlling shareholders will be made for bonafide business purposes, and will be approved by a majority of the directors of ELCOA, including a majority of those disinterested directors. All future transactions with the above reference parties will be on terms no less favorable than could be obtained from unaffiliated parties, and shall be approved by a majority of the directors of ELCOA, including a majority of those disinterested directors.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
The following table identifies the Directors and Officers of ELCOA.

NAME                         POSITION WITH ELCOA               AGE
------------------           ----------------------------      ---
William Shapiro              President                         72
Kenneth S. Shapiro           Vice-President                    43
Lester D. Shapiro            Secretary/Treasurer/Director      34
Nathan Tattar                Director                          74
John B. Orr                  Director                          36
Adam Varrenti, Jr.           Director                          46

Directors' terms expire when their successors are duly elected by the sole shareholder of ELCOA. Officers' terms shall continue until their successors are selected by the Board of Directors.

    William Shapiro, the father of Kenneth and Lester Shapiro, holds degrees from Temple University Schools of Business and Law. He is a practicing attorney and a Certified Public Accountant. He has been the President, Chief Executive Officer and Director of Walnut since 1969, and devotes substantially all of his time to those duties. For the last twenty-eight years, he has been the President, Chief Executive Officer, Director and sole shareholder of Walnut Associates, Inc., the sole shareholder of Walnut. He has been President of William Shapiro, Esq., P.C., a law firm, since 1976. He was a Director of Kulicke and Soffa Industries, Inc., a publicly held manufacturing company until August, 1987. Mr. Shapiro is also an officer, Director and sole shareholder of Welco Securities, Inc. since 1983, and President of ELCOA since 1986, and President and a Director of Financial Data, Inc.

    Kenneth S. Shapiro, the son of William Shapiro, and brother of Lester Shapiro, is a graduate of Boston University's School of Business and School of Law. He is a practicing attorney and a Certified Public Accountant. Upon graduation from law school in 1977, he was employed by Touche Ross & Co., Certified Public Accountants, as a Tax Consultant. In 1977 he became a Director of Walnut and was employed as its Controller from September 1979 to 1983, when he became its Vice-President. In addition to being Vice-President of Walnut, he is the President and a Director of Welco Securities, Inc. He had been a member of the part-time faculty in Accounting and Taxation at Beaver College, Glenside, Pennsylvania from September, 1978 to May, 1994.

    Lester D. Shapiro, the son of William Shapiro and brother of Kenneth S. Shapiro, is a graduate of New York University's College of Business and Public Administration, having majored in accounting and management. He has also received a Masters of Business Administration degree from New York University in June 1985. Since 1981, he has also been engaged in the purchasing and resale of used business equipment on his own behalf, and since March 1986, has been the President and sole shareholder of Shapiro Business Machines, Inc., a dealer in used business equipment. He has been a Director of Walnut since September, 1983, and a Director and Secretary/Treasurer of ELCOA since inception.

    John B. Orr received his Bachelor of Science degree in Business Administration from Drexel University in 1981. From 1983 to July, 1989 he worked as an independent floor broker with Jordan Investments, and as a trader with Susquehanna Investment Group, both members of the Philadelphia Stock Exchange. From July 1989 through July, 1992, he was employed as a Vice President, director and shareholder of Wynncroft Options, Inc., a specialist trading firm on the floor of the Philadelphia Stock Exchange. From July, 1992, through April, 1994 he was employed with Group One Limited, an options trading firm and member of various exchanges. His is now the President of Tempest Trading Partners, Inc., an options trader on the floor of the Philadelphia Stock Exchange. He has been a Director of ELCOA since inception.

    Nathan Tattar received his Bachelor of Arts degree from Washington College, Chestertown, Maryland; his C.L.U. (Chartered Life Underwriter) from the American College in 1955; and the R.H.U. (Registered Health Underwriter) designation from the Health Insurance Council in 1972. He is also a charter recipient of the L.U.T.C.F. designation from the Life Underwriter's Training Council. He has maintained his own life insurance agency since 1970 in Philadelphia, Pennsylvania, and has been active for 40 years in the life, health and pension insurance field. He is also active in the Boy Scouts of America, presently serving on its Executive Board, and a member of the Trust and Audit committees of the Valley Forge Council. He has been a Director of ELCOA since inception. He is also licensed as a registered representative and a Director with Welco Securities, Inc., a member firm of the National Association of Securities Dealers, Inc., and Underwriter of the Debentures.

    Adam Varrenti Jr., received his Bachelor of Science degree in Business Administration from Villanova University. Since 1982, he has been the sole proprietor of the Diversified Financial Group, West Chester, Pennsylvania.
Mr. Varrenti received his C.L.U. (Chartered Life Underwriter) and his ChFC (Chartered Financial Consultant) designations from the American College in 1981 and 1985, respectively. He is also registered with the NASD through John Hancock Distributors, Inc., as a mutual fund salesman. He has been a Director of ELCOA since inception.

    ELCOA's Certificate of Incorporation adopts a provision of the Delaware General Corporation Law which provides that a director of a corporation will not be personally liable to the corporation or it shareholders for monetary damages for breach of fiduciary duty of care as a director, including breaches which constitute gross negligence. However, this provision does not eliminate or limit the liability of a director of a corporation (i) for breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions), (iv) for any personal benefit derived or (v) for breaches of a director's responsibilities under the federal securities laws.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, ELCOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. Reference is made to Item 17 of the Registration Statement of which this Prospectus is a part for additional information regarding the indemnification of officers and directors.

EXECUTIVE COMPENSATION

    All management decisions for ELCOA, including the purchase of equipment for lease, are made by ELCOA by its officers under the direction of its Board of Directors. It is expected that the officers of ELCOA will be required to devote only a small portion of their time to the affairs of ELCOA and are not expected to be compensated by ELCOA. ELCOA has no employee benefit plan.

    No compensation has been paid to any director or officer of ELCOA since incorporation, and none is likely without the approval of the Board of Directors. The officers of ELCOA will not be compensated by ELCOA for their services as directors, although the outside directors are paid $350 per meeting attended and will be reimbursed for expenses reasonably incurred in connection with their services on behalf of ELCOA. ELCOA's By-Laws provide that directors and officers of ELCOA may be indemnified against liabilities incurred in connection with their services on behalf of ELCOA.

                           DESCRIPTION OF SECURITIES

DEBENTURES

    This offering relates to ELCOA's Demand and Fixed Rate Certificates. The Debentures are to be issued under a Fifth Supplemental Indenture dated as of August 18, 1993 to an Indenture dated as of August 5, 1986 and supplements thereto dated September 19, 1986, September 20, 1988, September 13, 1989, and August 17, 1990 (collectively referred to as the "Indenture") between ELCOA and First Valley Bank of Bethlehem, Pennsylvania as Trustee ("Trustee").
Under terms of the Indenture, both types of Debentures stand on parity as to each other and neither shall be senior to the other in the event of dissolution or liquidation of ELCOA. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are brief summaries of all material provisions of the Indenture. Whenever particular provisions of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated by reference as part of the statements made herein and all statements are, therefore, qualified in their entirety by reference to such provisions or definitions.

    Certain terms of the Indenture as set forth below may be modified. See "Modification of the Indenture", described herein. Additionally, ELCOA has reserved the right to terminate this offering, or modify the terms of the offering or the Debentures, at any time by an appropriate amendment to this Prospectus. No such modification will affect the rights of the then outstanding Debentures, except to the extent described below.

    The Debentures are not secured by any collateral or lien, nor are there any provisions for a sinking fund. Institutions lending funds to ELCOA may hold security interests in certain leases as collateral and may have a priority interest in those leases pledged as collateral, although none exist as of the date hereof. Although the Indenture does not preclude future issuance of securities senior to those registered herein, ELCOA does not anticipate or intend in the immediate future, absent any unforeseeable circumstances, to issue any securities senior to those registered herein.

    There are no limitations on dividends or other cash flows which may be paid or transferred from ELCOA to Walnut, its parent. ELCOA has not set up any reserve for repayment of the Debentures, nor has it any minimum asset ratio maintenance requirements or other restrictions on the issuance of additional securities. In the event of Walnut's bankruptcy, Walnut's creditors may assert claims against ELCOA's assets by attempting to consolidate Walnut and ELCOA into a combined corporate entity, although management believes that such a claim would be unsuccessful as ELCOA is not operated as the alter ego of Walnut, because both corporations have taken steps to clearly separate their activities as two corporations to prevent any attempt to merge the transactions or corporate transactions into one. See Risk Factor #3 on page 8 of this Prospectus.

    In general, events which constitute a default are nonpayment of interest or principal, non-performance of certain covenants, and other events, all of which are more fully described on page 39 under "Events of Default." Should an event of default occur, the Trustee or holders of at least 25% in principal amount of Debentures may declare them due and payable by appropriate written notice. See "Events of Default."

    Parenthetical references appearing below refer to the applicable sections of the Indenture.

GENERAL

    Each Fixed-Rate Certificate shall mature from three (3) through one hundred-twenty (120) months from the date of issuance. The specific term is selected by the purchaser. The term can be for any term of whole calendar months within this range. Demand Certificates shall mature on the fifth day of the month following the month during which demand is made by the holder (Section 301). ELCOA is required to redeem Demand Certificates on the fifth day of the month following the month in which written notice of demand is received. For a complete discussion of the terms and conditions regarding redemption of Debentures, See "Redemption" on page 36 herein. It is the present policy of ELCOA, subject to availability of funds as determined by the Board of Directors in its sole discretion to pay the principal to the holder within 5 business days after demand for redemption is received.

    ELCOA may however, change this policy at any future date without notice to the holders of the Debentures. The Demand Certificates shall bear interest at least 1% above the annualized 6-month U.S. Treasury Bill Rate for Treasury Bills sold on the first day of the month or, if there is no auction on that day, the interest rate established at the last auction prior to the first day of the month. During the twelve month period ended April 30, 1995, the rate on these certificates averaged approximately 1.7% above the 6-month U.S. Treasury Bill Rate. Fixed Rate Certificates shall bear interest at a rate set by ELCOA at the date of issuance, but shall not be less than 1% above the annualized 6-month Treasury Bill rate for Debentures with maturities of 24 months or less, not less than 2% above the 6-month U.S. Treasury Bill Rate for Debentures with maturities from 25 to 60 months, and not less than 3% above the 6-month U.S. Treasury Bill Rate for Debentures with maturities exceeding 60 months (Section 301). There is no maximum interest rate which may be payable. During the twelve month period ended April 30, 1995, rates on 6, 60 and 120 month Debentures averaged approximately 1.9%, 3.8%, and 3.9%, respectively, over the other governmental charge imposed in connection therewith, subject to the limitations provided in the Indenture (Section 305). The principal amount of the Debentures which may be issued under the Indenture is to be determined, from time to time, by the Board of Directors of ELCOA. The maximum amount to be offered hereunder is $50,000,000, less $36,500,000 sold prior to the date of this prospectus. The Debentures will be unsecured obligations of ELCOA.

TAX WITHHOLDING

    The Internal Revenue Code of 1986, as amended (the "Code"), generally requires reporting and inclusion of interest as income to the security holder and will, in certain instances, require backup withholding by the payor of interest of 31% of all interest payments (or amounts equivalent thereto) on and after December 31, 1984.

    In general, ELCOA is required to file with the Internal Revenue Service each year over the term of the Debentures a Form 1099 information return (with a copy to the holder) reporting the amount of interest which is paid or which is considered earned by the holder during each calendar year period, and the holder is required to include such amount as income in his Federal Income Tax Return for that year.

    The Interest and Dividend Tax Compliance Act of 1983 provides for backup withholding at a rate of 31% on certain payments of interest and dividends. Backup withholding may apply only to dividend, interest, or certain other payments made subsequent to 1983.

    Under the backup withholding provisions, withholding on interest or dividends may be imposed either:

    (1) after the Secretary of the Treasury has mailed four notices to the taxpayer stating that the taxpayer has underreported his income, and, if the taxpayer has filed a return for the taxable year in which he underreported income, the Secretary has made a deficiency assessment against the taxpayer;

    (2) if the taxpayer fails to furnish a taxpayer identification number when required to do so;

    (3) If the Secretary notifies the payor that the taxpayer furnished an incorrect taxpayer identification number; or

    (4) with respect to instruments acquired after 1983, the taxpayer fails to certify under penalty of perjury that he is not subject to backup withholding as a consequence of having underreported his income.

    Any payor required to withhold from interest or dividend payments on the basis of taxpayer underreporting of income is required to notify the payee at the time the withholding begins.

REDEMPTION

COMPANY ELECTION

    ELCOA may, at its own discretion, call for the redemption of the Debentures from time to time, either in whole or in part. Notice of the redemption shall be given by first-class mail, postage prepaid, mailed to the holder not less than 60 days prior to the redemption date, at the principal amount thereof, plus interest accrued to the date of redemption. Debentures may be called for redemption at any time after purchase. Therefore, the purchaser is entitled to at least 60 days interest in the event of ELCOA's redemption. Accrued interest on the Debentures so redeemed shall be payable at the time of redemption. No further interest shall accrue on redeemed Debentures after the date of redemption (Sections 301, 1101 through 1105).

HOLDER'S ELECTION

    ELCOA is required to redeem any Fixed Rate Certificate at maturity without restriction. Subject to the $300,000 monthly limitation set forth below, ELCOA will redeem Demand Certificates after notice of demand is received and any Fixed Rate Certificates before maturity after notice of demand is received less a penalty, subject to the $300,000 monthly limitation established for the redemption of these Debentures as set forth below. See "DESCRIPTION OF SECURITIES - DEBENTURES; Right to Request Early Payment". ELCOA intends to satisfy requests for redemption from cash on hand. If insufficient cash is available, ELCOA may make use of funds available from possible hypothecation of leases. Requests for the redemption by mail should be addressed to either the underwriter, Welco Securities, Inc., or ELCOA's offices at Suite 76, Silverside-Carr Executive Center, 501 Silverside Road, Wilmington, Delaware 19809, or in person at the same addresses, and should include the original certificate for redemption.

LIMITATIONS ON REDEMPTIONS

    Under the Indenture, ELCOA is not obligated to redeem Demand Certificates, or Fixed Rate Certificates prior to maturity, in excess of an aggregate of $300,000 in principal amount in any calendar month (Section 1101 (c)).

    If this limitation is invoked by ELCOA, the Trustee and the holders of such Debentures submitted for redemption, but not redeemed, will be so notified and the Debentures will be redeemed thereafter in the order in which demands are received by ELCOA, with those for which demands are received on the same day being redeemed on a pro-rata basis. To the extent that Debentures submitted for redemption are not paid in any given calendar month, such Debentures will be given first priority (in the order in which the demands were received) in the next succeeding calendar month or months until such Debentures are fully redeemed. Interest continues to accrue through date of payment. For this purpose, a demand made orally will be treated as having been made on the date of the oral demand, if it is confirmed by a written demand received by ELCOA within ten days after the date of the oral demand. (Section 1101). The limitation has not been invoked to date.

AUTOMATIC EXTENSION

    If, after its maturity date, a Fixed Rate Certificate is not presented for payment by the holder, and ELCOA does not tender payment to the holder, such Certificate shall be treated as a Demand Certificate, and the rights and other terms such as the determination of interest rates and redemption provisions applicable to Demand Certificates in general shall be applicable effective after the maturity date of such Fixed Rate Certificate. ELCOA will give each registered certificate holder one month's prior written notice of the time of maturity, reminding him of the maturity date of his certificate and the fact that the automatic extension provision will take effect unless he requests payment (Section 301). ELCOA will advise, by monthly statement, Debenture holders of the due date of all fixed term securities owned by them.

RIGHT TO REQUEST EARLY PAYMENT

    Holders may request the redemption of any Fixed Rate Certificate offered hereunder as of the end of the calendar month during which notice of a request for early payment is received, subject to the $300,000 monthly limitation on redemptions described above. Payment will be made on the fifth day of the following calendar month, or such shorter period of time as determined by ELCOA, on the following condition: A penalty, computed by multiplying the number of months remaining to maturity by 1/8 of 1% and then multiplying the product by the principal amount being redeemed prior to maturity, will be deducted from the principal amount if redeemed; however the penalty shall not be less than $25. For example, if 24 months prior to the due date, a holder elected to redeem a $1,000 60-month Fixed Rate Certificate, ELCOA would deduct a penalty of $30 from the principal repayment of $1,000 (1/8 of 1% multiplied by 24 months multiplied by $1,000 equals $30).

OPTION TO RECEIVE COMPOUND INTEREST

    Holders of Debentures have the option of electing to have interest on their Debentures reinvested and compounded monthly (that is, interest at the original rate shall be computed monthly on the new amount). There are no restrictions on the use that ELCOA may make of the retained interest. Once made, such an election may not be changed without the consent of ELCOA. In the event a holder elects to have interest compounded, interest will be paid, at the holder's election, bimonthly, quarterly, semi-annually, annually or at maturity of his certificate (Section 301). Reinvested interest will be an unsecured obligation of ELCOA and will be subject to the same risks as the Debentures. See "RISK FACTORS". Interest compounded, but unpaid to holders, will be reportable as income for Federal income tax purposes, when earned, Sincluding when it is compounded but unpaid. ELCOA will advise holders by January 31 of each year concerning the amount of interest which must be reported as income for the preceding calendar year. ELCOA does not believe that any "original issue discount" as defined in the Internal Revenue Code of 1986, as amended, arises from the sale of the Certificates, as the stated principal amount redeemable at maturity equals the original issuance price for each certificate. Purchasers of Debentures bearing compound interest should consult their tax advisers concerning any applicable tax consequences. See "DESCRIPTION OF SECURITIES - DEBENTURES; Tax Withholding".

INTEREST - 6-MONTH UNITED STATES TREASURY BILL RATE

    Six-month United States Treasury Bills are auctioned weekly by the United States Treasury Department, usually on Monday. The interest rate on the 6-month U.S. Treasury Bills, on a discount basis, based on the auction average, is published widely in newspapers throughout the country, normally on the day following the auction. During the five year period ended April 30, 1995, the rates ranged from a low of 2.78% to a high of 7.84%. As of July 1, 1995, the 6-month U.S. Treasury Bill rate was 5.34%.

    The interest rate to be paid on the Demand Certificates offered hereunder shall be at least 1% above the annualized interest rate paid on 6-month United States Treasury Bills sold on the first day of the month, or if there is no auction on that day, the interest rate established at the last auction prior to the first day of the month. The rate will vary from month to month depending upon the U.S. Treasury Bill sales. In the event that the 6-month U.S. Treasury Bill Rate as set forth above shall fall below 6% per annum, or in the event there shall be no such U.S. Treasury Bill Rate in effect, the rate of such 6-month U.S. Treasury Bill shall be deemed to be 6% per annum. The percentage above the 6-month U.S. Treasury Bill Rate is to be determined at the beginning of the month by ELCOA (or in the absence of any such determination, such percentage shall be deemed to be 1% above the 6-month U.S. Treasury Bill rate), based upon prevailing market conditions, interest rates in general, and ELCOA's need for funds for the purchase of new equipment for lease as opportunities arise. Therefore, the minimum interest which can be paid on Demand Certificates shall be 7%.

    The interest rate to be paid on the Fixed Rate Certificates shall be fixed by ELCOA weekly at a rate at least equal to 1% above the annualized interest rate paid on 6-month U.S. Treasury Bills for Debentures with maturities of 24 months or less, at least 2% above the annualized interest rate paid on 6-month U.S. Treasury Bills for Debentures with terms ranging from 25 to 60 months, and at least 3% above the annualized interest rate paid on 6-month U.S. Treasury Bills for Debentures with maturities exceeding 60 months, based upon prevailing market conditions, interest rates in general, and ELCOA's need for funds for the purchase of new equipment for lease as opportunities arise. For the purpose of computing the interest to be paid on a given issuance of Fixed Rate Certificates, the annualized interest rate paid on 6-month U.S. Treasury Bills shall be determined by reference to such rates in effect on the date that United States Treasury Bills are issued, or the date of the most recently issued 6-month U.S. Treasury Bills, if investor money is not received on an issue date of such U.S. Treasury Bill. Once established, the same rate of interest will be paid for the term of the Debenture. In the event the 6-month U.S. Treasury Bill Rate as set forth above shall fall below 6% per annum, or in the event there shall be not such U.S. Treasury Bill Rate in effect, the rate of such 6-month U.S. Treasury Bill shall be deemed to be 6% per annum.

    Interest to be paid in any calendar month will be paid on the tenth day of the succeeding calendar month.

RESTRICTIONS ON MERGER

    ELCOA, subject to certain conditions intended to protect the interests of the Debenture holders and contained in Section 801 of the Indenture, may consolidate or merge with or into, or sell or transfer all or substantially all of its property and assets to any other corporation other than Walnut, and may consolidate or merge with or into, or sell or transfer all or substantially all of its property and assets, provided that the Corporation (if other than Walnut) formed by or resulting from any such property and assets, assumes payment of principal and premium if any, and interest on the Debentures and performs all obligations in observance with the terms of the

Indenture, in form satisfactory to the Trustee. No such merger may grant any lienholders resulting from the merger a position in liquidation senior to the interest of the holders of the Debentures. No approval of Debenture holders is required. ELCOA has no present plans to effect any of the foregoing transactions. (See Article VIII).

MODIFICATION OF THE INDENTURE

    ELCOA may from time to time, enter into additional supplemental indentures amending the terms of the Indenture with the consent of at least 75% in aggregate principal amount of the outstanding Debentures. No supplemental indenture without the consent of each holder of outstanding Debentures may reduce the percentage of the Debenture holders necessary to modify or alter the Indenture, waive any default under the Indenture, reduce the stated amount of interest on any Debenture or change the maturity date of the principal, the interest payment dates or other terms of payment. ELCOA may, without consent of the holders of these Debentures, enter into supplemental indentures under certain limited circumstances where the rights of the holders are not materially affected (Sections 901, 902).

CONVENANT AS TO REPAIR

    ELCOA has covenanted that it will cause its properties used or useful in the business to be maintained and kept in good condition, repair and working order, provided, however, that ELCOA may provide for any disposition of such properties consistent with reasonable business judgment and not disadvantageous in any material respect to the holders of the Debentures (Section 1005).

EVENTS OF DEFAULT

    The following will be events of default: (a) default in the payment of any interest when due, which is not cured for 30 days; (b) default in the payment of principal or premium, if any, when due; (c) default in the performance of any other covenant of ELCOA, continued for 60 days after occurrence of the default; and (d) certain events of bankruptcy, insolvency or reorganization (Section 501). In the event that a default shall occur and not be cured within the time period required, the Trustee or the holders of not less than 25% of the principal amount of outstanding Debentures (including holders who may be controlling persons) may declare the Debentures due and payable by appropriate written notice (Section 502).

    ELCOA will be required to furnish to the Trustee annually, a statement as to the fulfillment, by ELCOA, of all of its obligations under the Indenture (Section 1006).

TRANSACTIONS WITH THE TRUSTEE

    ELCOA will maintain deposit accounts and banking relations with the Trustee, First Valley Bank of Bethlehem, Pennsylvania.

    The Trustee also serves as a custodian for IRA and KEOGH accounts which may hold Debentures on behalf of the participant or beneficiary. An annual service charge of $25 per account is charged by the Trustee to the holder for custodial services in maintaining said IRA/KEOGH account.

                              PLAN OF DISTRIBUTION

    ELCOA has entered into an Underwriting Agreement with Welco Securities, Inc., Suite 2130, 101 West City Avenue, Bala Cynwyd, Pennsylvania 19004 (hereinafter referred to as the "Underwriter").

    The Underwriter is an affiliate of ELCOA, and is wholly-owned by William Shapiro, ELCOA's President. The principals and officers of the Underwriter, William Shapiro and Kenneth S. Shapiro, are registered as licensed securities principals and agents and are also officers of ELCOA. See Note 8 to the Financial Statements. The principal business function of the Underwriter has been to sell registered securities for Walnut and ELCOA as their agent. As a result of the affiliations between ELCOA and the Underwriter, the Underwriting Agreement cannot be deemed to have been negotiated at arm's length. The offering prices of the Debentures have been arbitrarily determined by ELCOA with the concurrence of the Underwriter and bear no direct relation to ELCOA's assets, book value, net worth or any other established criteria of value. Among the factors considered in such determinations were the history of and prospects for the industry in which ELCOA competes, estimates of the business potential of ELCOA, the present state of its development, its financial conditions, risks associated with the leasing industry in general, interest rates in general during the time of the offering and demand for similar securities of comparable companies.

    Under the terms of the Underwriting Agreement, ELCOA has retained the Underwriter as its agent and the Underwriter has agreed to use its best efforts to offer to the public on a continuous basis the Debentures described herein at those prices specified on the cover of this Prospectus. The Underwriter has made no commitment to purchase any of the Debentures offered herein, and will not make any market for the Debentures. There is no minimum amount of Debentures which must be sold in order for this offering to go forward.

    No commission or other expense of the offering will be paid by any purchaser of the Debentures offered hereunder. The Underwriter is to be paid a commission equal to 1/15 of 1% per month for each month of the initial term of any new fixed-term Debenture sold (ranging from 0.2% for 3-month Debentures sold to 8.0% for 120 month Debentures), as the case may be, sold through the Underwriter. Rollovers of Debentures at maturity are considered as new sales. ELCOA agrees to reimburse the Underwriter for all accountable expenses and commissions incurred in connection with the offer and sale of Debentures. Neither William Shapiro nor Kenneth S. Shapiro receive any direct remuneration from Welco Securities, Inc. relative to the sale of these securities, as commissions are used by the Underwriter for expenses incurred in the solicitation and sale of the Debentures. The Underwriter may re-allow to certain dealers who are members of the National Association of Securities Deales, Inc. ("NASD") and certain foreign dealers who are not eligible for membership in the NASD, a commission of up to 0.2% to 8.0% of the principal amount of Debentures, depending on the term of each Fixed Rate Certificate sold by such dealers. No commissions shall be paid on account of the sale of any Demand Certificates. After the commencement of the offering, the commissions and reallowances, if any, may be changed if for example, a major securities underwriter should offer to sell a significant portion of the unsold securities.

    ELCOA will indemnify the Underwriter and all other brokers and dealers who enter into agreements with ELCOA against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

    The foregoing discussion sets forth a summary of all material provisions of the Underwriting Agreement. For a complete description of the terms of the Underwriting Agreement, reference is made to the Underwriting Agreement which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

    The Underwriter as a member of the NASD, is subject to Schedule E of the By-laws of the NASD which deals with its participation in soliciting sales of securities for ELCOA Schedule E requires, in part, that an outside independent underwriter be engaged to perform due diligence and render an opinion that the yield on the Debentures being offered through the Prospectus are no lower that that recommended by a qualified independent underwriter. The Underwriter has obtained an opinion dated August 24, 1993 from R.F. Lafferty & Co., Inc., an NASD member which has participated in the preparation of the offering documents, conducted its due diligence review of the offering, and agreed in exchange for compensation reimbursed by ELCOA for services rendered to perform the services described above, that the proposed offering terms of the Debentures being offered meet this fairness objective.

                                   LITIGATION

    There are no legal proceedings or actions pending or threatened against ELCOA or to which its property is subject.

                                 LEGAL OPINION

    The law firm of William Shapiro, Esq., P.C. of Bala Cynwyd, Pennsylvania, has rendered an opinion that pursuant to the Indenture between ELCOA and First Valley Bank as Trustee, and appropriate Company Orders, the Debentures, when issued and sold pursuant to the Indenture and in the matter contemplated by the Prospectus, will be valid and binding obligations of ELCOA.

    Both William Shapiro and Kenneth S. Shapiro, officers of ELCOA and officers and Directors of Walnut, are associated with said law firm as attorneys, of which Mr. William Shapiro is the sole shareholder of the professional corporation. Mr. William Shapiro is also sole shareholder, Secretary/Treasurer and a Director of Welco Securities, Inc., the Underwriter, of which Kenneth S. Shapiro is President and a Director.

                                    EXPERTS

    The balance sheets of Equipment Leasing Corporation of America at April 30, 1995 and 1994 and the related statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ended April 30, 1995 have been audited by Cogen Sklar LLP (formerly, Cogen Sklar Levick), Independent Certified Public Accountants. The financial statements appearing in the Registration Statement and this Prospectus are included in reliance on the reports of such firm and upon the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    ELCOA has filed with Securities and Exchange Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933, as amended, with respect to the Debentures offered by this Prospectus. This Prospectus does not contain all of the information set forth in that Registration Statement. For further information with respect to ELCOA and the Debentures, reference is made to that Registration Statement and to the exhibits and schedules filed therewith.

                         INDEX TO FINANCIAL STATEMENTS
                                                                   Page
                                                                   ----
Independent Auditor's Report.                                      43

Balance Sheets as of April 30, 1995 and 1994.                      44-45

Statements of Operations for the years
ended April 30, 1995, 1994 and 1993.                               46

Statement of Changes in Shareholder's Equity for the
years ended April 30, 1995, 1994 and 1993.                         47

Statements of Cash Flows for the years
ended April 30, 1995 and 1994 and 1993.                            48-49

Notes to Financial Statements for the fiscal years
ended April 30, 1995, 1994 and 1993                                50


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholder of Equipment Leasing Corporation of America


We have audited the accompanying balance sheets of Equipment Leasing Corporation of America (a wholly-owned subsidiary of Walnut Equipment Leasing Co., Inc.) as of April 30, 1995, and 1994 and the related statements of operations, changes in shareholder's equity and cash flows for each of the three years in the period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

The accompanying financial statements have been prepared from the separate records maintained by Equipment Leasing Corporation of America. However, these may not necessarily be indicative of the financial condition that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. As discussed in Note 8 to the financial statements, certain expenses represent allocations made from or transactions with related parties. Further, our opinion dated July 7, 1995 on the consolidated financial statements of Walnut Equipment Leasing Co., Inc. and subsidiaries contained an explanatory paragraph which discussed the substantial doubt about Walnut Equipment Leasing Co., Inc.'s ability to continue as a going concern.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equipment Leasing Corporation of America as of April 30, 1995, and 1994 and the results of its operations and its cash flows for each of the three years in the period ended April 30, 1995 in conformity with generally accepted accounting principles.



/s/  Cogen Sklar LLP
COGEN SKLAR LLP
(formerly, Cogen Sklar Levick)


Bala Cynwyd, Pennsylvania
July 7, 1995

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (a Wholly-Owned Subsidiary of
                      Walnut Equipment Leasing Co., Inc.)
                                 BALANCE SHEETS
                               -----------------

                                                As of April 30,
                                           1995                    1994
                                    -----------             -----------
      ASSETS

Direct finance leases:
      Aggregate future amounts
       receivable under lease
       contracts                    $17,267,612             $17,966,429
      Estimated residual value
       of equipment                   1,831,613               1,905,976
Less:
      Unearned income under
       lease contracts              ( 3,172,713)            ( 3,413,082)
                                    -----------             -----------

                                     15,926,512              16,459,323
      Advance payments              (   528,314)            (   498,884)
                                    -----------             -----------

                                     15,398,198              15,960,439
      Allowance for doubtful
       lease receivables            (   974,667)            ( 1,001,880)
                                    -----------             -----------

                                     14,423,531              14,958,559
Due from parent                       3,991,986               2,500,816
Cash and cash equivalents             8,908,798               7,587,864
Other assets (inlcudes $331,180 and
 $341,601 paid to related parties)      423,511                 438,150
                                    -----------             -----------

      TOTAL ASSETS                  $27,747,826             $25,485,389
                                    ===========             ===========








                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (a Wholly-Owned Subsidiary of
                      Walnut Equipment Leasing Co., Inc.)
                          BALANCE SHEETS - (continued)
                               -----------------

                                                As of April 30,
                                           1995                    1994
                                    -----------             -----------
      LIABILITIES

Amounts payable to
   equipment suppliers              $     8,749             $     8,749
Accrued expenses and
   security deposits                     63,888                  90,708
State income taxes payable                8,401                   8,401
Demand, Fixed Rate, and
   Money Market Thrift
   Certificates (includes $181,266
   and $167,617 held by
   related parties)                  24,521,875              21,810,991
Accrued interest payable              2,326,708               2,094,330
                                    -----------             -----------

                                     26,929,621              24,013,179
      SHAREHOLDER'S EQUITY

Common Stock $1 par value,
   1,000 shares authorized,
   issued and outstanding                 1,000                   1,000
Variable Rate Cumulative
   Preferred Stock, Series A, $1
   par value, 50,000 shares
   authorized, none issued                  ---                     ---
Additional paid - in capital            999,000                 999,000
Retained earnings (Deficit)         (   181,795)                472,210
                                    -----------             -----------

                                        818,205               1,472,210
                                    -----------             -----------

      TOTAL LIABILITIES AND
      SHAREHOLDER'S EQUITY          $27,747,826             $25,485,389
                                    ===========             ===========




                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A Wholly-Owned Subsidiary of
                      Walnut Equipment Leasing Co., Inc.)
                            STATEMENTS OF OPERATIONS
                        --------------------------------

                                         For the Years Ended April 30,

                                       1995            1994            1993
                                 ----------      ----------      ----------
Revenue:

Income earned under
  direct finance lease
  contracts                      $2,945,151      $3,009,864      $3,057,645
                                 ----------      ----------      ----------

Costs and expenses:

Interest expense, net of
  interest income of $741,671,
  $374,025 and $253,967,
  respectively                    1,314,491       1,563,038       1,320,546
General and administrative
  expenses (includes
  $946,465, $934,695 and $896,864,
  respectively, paid to related
  parties)                        1,054,460       1,031,825       1,011,186
Provision for doubtful
  lease receivables               1,229,845         707,162         566,570
                                 ----------      ----------      ----------

Total costs and expenses          3,598,796       3,302,025       2,898,302
                                 ----------      ----------      ----------

Income (loss) before provision
   for state income taxes          (653,645)       (292,161)        159,343

Provision for state income taxes        360             ---             928
                                 ----------      ----------      ----------

Net income (Loss)                ($ 654,005)     ($ 292,161)     $  158,415
                                 ==========      ==========      ==========





                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A Wholly-Owned Subsidiary of
                      Walnut Equipment Leasing Co., Inc.)
                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                  Common Stock
               ($1.00 Par Value)
                 1,000 shares
                   Authorized       Additional                      Total
                 No. of shares      Paid-In      Retained        Shareholder's
               Issued    Amount     Capital      Earnings           Equity
               ----------------     ----------   --------       -------------
Balance,
April 30,
1992            1,000    $1,000     $999,000     $1,205,956       $2,205,956


Net Income for
the year ended
April 30, 1993    ---       ---          ---        158,415          158,415


Cash Distributions
Paid on Common
Stock             ---       ---          ---       (600,000)        (600,000)
                -----    ------     --------     -----------       ----------


Balance,
April 30,
1993            1,000     1,000      999,000        764,371        1,764,371


Loss for the
year ended
April 30, 1994    ---       ---          ---       (292,161)        (292,161)
                -----    ------     --------      ---------        ---------


Balance,
April 30,
1994            1,000     1,000      999,000        472,210         1,472,210


Loss for
the year ended
April 30, 1995    ---       ---          ---       (654,005)        (654,005)
               ------    ------     --------      ---------        ---------


Balance,
April 30,
1995            1,000    $1,000     $999,000      ($181,795)        $818,205
                =====    ======     ========      ==========        ========

                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                            STATEMENTS OF CASH FLOWS
                              -------------------

                                             For the Years Ended April 30,
                                          1995            1994           1993
                                    ----------     -----------    -----------
OPERATING ACTIVITIES

Net Income (Loss)                    ($654,005)      ($292,161)    $  158,415
Adjustments to reconcile
   net income (loss) to net cash
   provided by operating activities:
 Depreciation                              ---             ---             51
 Amortization of
   deferred debt expenses              247,561         188,209        185,138
 Provision for doubtful
   lease receivables                 1,229,845         707,162        566,570
Effects of Changes
 in other operating items:
 Accrued expenses                      (26,820)        (22,691)        40,223
 Accrued interest                      232,378         422,646        494,348
 Other assets (net)                   (232,922)       (252,895)      (191,175)
                                    ----------     -----------    -----------
Net cash provided by
  operating activities                 796,037         750,270      1,253,570
                                    ----------     -----------    -----------

INVESTING ACTIVITIES

Excess of cash received
  over lease income recorded         6,447,111       6,207,106      5,083,786
Increase in
 advance payments                      179,692         119,765        119,872
Purchase of equipment
  for direct finance leases         (7,321,620)     (6,680,452)    (8,212,927)
                                    ----------     -----------    -----------

Net cash used in
  investing activities                (694,817)       (353,581)    (3,009,269)
                                    ----------     -----------    -----------





                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                     STATEMENTS OF CASH FLOWS - (continued)
                              -------------------

                                             For the Years Ended April 30,

                                          1995            1994           1993
                                    ----------     -----------    -----------
FINANCING ACTIVITIES

Proceeds from issuance
  of Demand and Fixed Rate
  Certificates                      10,983,417      9,267,808       9,350,863
Net Proceeds (repayments) from
  borrowings from Walnut            (1,491,170)      (840,810)        280,367
Redemption of Demand, Fixed
  Rate, and Money Market
  Thrift Certificates               (8,272,533)    (5,498,321)     (4,177,037)
Distributions Paid on
  Common Stock                             ---            ---        (600,000)
Net cash provided by                ----------     ----------     -----------
  financing activities               1,219,714      2,928,677       4,054,193
                                    ----------     ----------     -----------

Increase (Decrease) in
  Cash and Cash Equivalents          1,320,934      3,325,366       3,098,494
Cash and Cash Equivalents,
  Beginning of Year                  7,587,864      4,262,498       1,164,004
Cash and Cash Equivalents,          ----------     ----------     -----------
  End of Year                       $8,908,798     $7,587,864     $ 4,262,498
                                    ==========     ==========     ===========















                             SEE ACCOMPANYING NOTES

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION:

    Equipment Leasing Corporation of America ("ELCOA") was incorporated as a Delaware corporation on May 6, 1986 and commenced operations on May 23, 1986. ELCOA is a wholly-owned subsidiary of Walnut Equipment Leasing Co., Inc. ("WALNUT"), a Delaware corporation. ELCOA was formed primarily to purchase general commercial equipment for lease, utilizing the proceeds of sale of certain debentures referred to as "Demand, Fixed Rate, or Money Market Thrift Certificates." See Note 6.

    LEASE ACCOUNTING:

    ELCOA is in the business of leasing commercial equipment which is specifically acquired for each lease. For financial reporting purposes, ELCOA primarily uses the direct financing method and records at the inception of the lease (a) the estimated unguaranteed residual value of the leased equipment and the aggregate amount of rentals due under the lease as the gross investment in the lease and (b) the unearned income arising from the lease, represented by the excess of (a) over the cost of the leased equipment. The unearned income is recognized as income over the term of the lease on the effective (or interest) method in accordance with the requirements of Statement of Financial Accounting Standards No. 91 "Accounting for Non Refundable Fees and Costs Associated with Originating or Acquiring Loans and
Initial Direct Costs of Leases"   ("SFAS 91").  In addition, under this method
a portion of the initial direct costs as defined by SFAS 91 ($281,531, $256,940 and $308,077 for the years ended April 30, 1995, 1994 and 1993 respectively) are accounted for as part of the Investment in Direct Financing Leases. These expenses increased to 4% of the original equipment cost subsequent to May 1, 1992, but were 3% prior and subsequent thereto through May 31, 1992. The rate was adjusted to account for the calculation of initial direct costs under SFAS 91. Unearned income is earned and initial direct costs are amortized to reduce income using the effective method over the terms of each respective lease.

    ESTIMATED RESIDUAL VALUES OF EQUIPMENT UNDER DIRECT FINANCE LEASES:

    ELCOA generally offers an option to purchase the leased equipment upon expiration of the lease term at its then fair market value (usually not less than 10% of the original equipment cost). Residual value of this equipment is generally established at the purchase option price offered.

    ALLOWANCE FOR DOUBTFUL LEASE RECEIVABLES:

    An allowance for doubtful direct finance lease receivables is maintained at a level considered adequate to provide for estimated losses that will be incurred in the collection of delinquent lease receivables. The allowance is

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

increased by provisions charged to operating expense and reduced by charge-offs based upon a periodic evaluation, performed at least quarterly, of delinquent finance lease receivables. Charge-offs totaled $1,257,058, $496,088 and $348,916 for the years ended April 30, 1995, 1994 and 1993, respectively.

    INCOME TAXES:

    ELCOA computes and records income taxes currently payable based upon the determination of taxable income using the "operating method" for all leases, which is different from the method used for financial statement purposes (as described above). Under the "operating method", ELCOA reports as income the amount of rentals received and deducts the appropriate amount of depreciation of the equipment over its estimated useful life.

    Effective May 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109), which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    The net deferred tax asset as of April 30, 1995 and 1994 includes deferred tax assets (liabilities) attributable to the following temporary deductible (taxable) differences:

                                                  1995              1994
                                            ----------        ----------
         Operating lease method vs.
           direct financing method          $1,576,000        $1,507,000
         Provisions for doubtful
           lease receivables                   341,000           391,000
         Other                                 (34,000)          (25,000)
                                            ----------        ----------
         Net deferred tax asset              1,883,000         1,873,000
         Valuation allowance                (1,883,000)       (1,873,000)
                                            ----------        ----------
         Net deferred tax asset
           after valuation allowance        $      ---        $      ---
                                            ==========        ==========

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                       WALNUT EQUIPMENT LEASING CO. INC.)
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

    A valuation allowance was considered necessary since it is more likely than not that the Company will not realize the tax benefits of the deductible differences. There was no cumulative effect on income for prior years upon the adoption of SFAS 109, for the year ended April 30, 1994 since there was no existing deferred tax asset as of May 1, 1993.

    The Company will be included in the consolidated federal income tax return of its parent, Walnut Equipment Leasing Co., Inc.. Based on a tax allocation agreement, current federal taxes otherwise refundable (payable) under a separate company computation will be received from (paid to) its parent.

    For the fiscal years ended April 30, 1995 and 1994, there was no provision for either current or deferred federal income taxes.

    CASH FLOW STATEMENTS:

    The Company considers cash invested in short-term, highly liquid investments with original maturities of three months or less to be cash equivalents. At April 30, 1995, cash equivalents consisting of U.S. Government Securities amounted to $6,349,693. The Company had no cash equivalents at April 30, 1994. Amounts paid for interest for the fiscal years ended April 30, 1995, 1994 and 1993 were $1,898,734, $1,549,217, and
$1,113,348, respectively. Amounts paid for income taxes for the fiscal years ended April 30, 1995, 1994, and 1993 were $0, $411, and $4,194, respectively.

    CONCENTRATION OF CREDIT RISK:

    The concentration of credit risk is limited since the Company's small ticket lease portfolio varies widely as to the diversity of equipment types, lessees, and geographic location.

2.  AGGREGATE FUTURE AMOUNTS RECEIVABLE UNDER LEASE CONTRACTS:

Receivables under direct finance lease contracts at April 30, 1995 are due as follows:

              Years ending
              April 30,               Amount
              ------------       -----------
               1996              $ 9,420,395
               1997                5,072,886
               1998                2,164,555
               1999                  456,460
               2000 & beyond         153,316
                                 -----------
                                 $17,267,612
                                 ===========

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS

3.  OTHER ASSETS AND LIABILITIES:  (Continued)

Other assets of $423,511 and $438,150 at April 30, 1995 and 1994, respectively, include $423,223 and $437,812 in deferred expenses, net of amortization, representing costs directly related to ELCOA's registration and sale of Demand, Fixed Rate, and Money Market Thrift Certificates. Such expenses are being amortized on a straight-line basis over the estimated average lives of the debt issued, and to be issued under the registration statement. Amortization of deferred expenses charged to income during the years ended April 30, 1995, 1994 and 1993, were $247,561, $188,209, and
$185,138, respectively, which includes commissions paid for sale of these certificates.

4.  AMOUNTS PAYABLE TO EQUIPMENT SUPPLIERS

    Amounts payable to equipment suppliers in the amount of $8,749 as of April 30, 1995 and 1994 represents holdbacks from suppliers of equipment as additional security for performance by the underlying lessee on the related lease contract, and are payable at the termination of the contracts based upon the lessee's compliance with terms of the lease contract.

5.  INCOME TAXES

    ELCOA will file a consolidated Federal income tax return with its parent, Walnut. ELCOA has made no provision for Federal income tax expense for the years ended April 30, 1995, 1994 and 1993 due to the benefit of Walnut's net operating loss carryforwards.

    ELCOA has provided for $360, $0 and $928 in state income tax expense for the fiscal years ended April 30, 1995, 1994, and 1993, respectively.

6.  DEMAND, FIXED RATE, AND MONEY MARKET THRIFT CERTIFICATES

    The Demand, Fixed Rate, and Money Market Thrift Certificates outstanding at April 30, 1995 bear interest at rates ranging from 7.0% to 12.75%, and are due as follows:

               Years ending
                 April 30,                   Amount
               ------------             -----------
                  1996                  $14,697,989
                  1997                    3,138,288
                  1998                    1,146,431
                  1999                    2,156,743
                  2000 & beyond           3,382,424
                                        -----------
                                        $24,521,875
                                        ===========

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS

6.  DEMAND, FIXED RATE, AND MONEY MARKET THRIFT CERTIFICATES (Continued)

    Included in the amounts due in the year ended April 30, 1996 are $2,135,337 of certificates payable on demand. The accrued interest of $2,326,708 at April 30, 1995 is payable upon demand.

7.  CAPITALIZATION

    On May 23, 1986, ELCOA issued all of its authorized shares of common stock (1,000 shares, $1.00 par value per share) in exchange for certain lease assets from Walnut. These shares are fully paid and nonassessable. ELCOA has also authorized the issuance of 50,000 shares of preferred stock, $1.00 par value. At April 30, 1995, no shares of preferred stock have been issued.

8.  TRANSACTIONS WITH RELATED PARTIES

    Welco Securities, Inc. ("Welco"), a registered broker/dealer and affiliate of ELCOA, has been engaged as underwriter to sell certain debt securities to the public. Under the terms of the agreement with Welco, ELCOA pays a commission to Welco of between 0.2% and 8.0% of the sale price of securities sold by Welco on ELCOA's behalf, depending upon the term of each certificate sold. ELCOA also reimburses Welco for its out-of-pocket costs associated with the offering of these securities. ELCOA amortizes the commissions paid to Welco over the term of the certificates. Reimbursements for costs and commissions paid to Welco for the years ended April 30, 1995, 1994 and 1993, were $170,642, $165,581, and $143,611, respectively.

    Outstanding Demand, Fixed Rate, and Money Market Thrift Certificates held by the President, members of his family or companies in which he is the majority shareholder were $181,266 and $167,617 at April 30, 1995 and 1994, respectively.

    During the fiscal year ended April 30, 1993, ELCOA's Board of Directors authorized and paid cash distributions to Walnut aggregating $600,000 in the form of a common stock dividend.

    Walnut, ELCOA's parent, has been engaged to perform certain lease origination functions (i.e. marketing, credit investigation, and documentation processing) on behalf of ELCOA, for which it will be paid an amount equal to four percent (4%) of the gross equipment purchased by ELCOA for lease. During the period from March 1, 1992 through May 31, 1992, these costs were 3% of the equipment cost. See Footnote 1 to the Financial Statements. During the fiscal years ended April 30, 1995, 1994, and 1993 these origination costs totaled $281,531, $256,940 and $308,077, respectively, which includes reimbursement for commissions paid to outside third parties. These origination costs are allocated on an incremental basis by Walnut to ELCOA, as specific identification of actual costs is impracticable. During the years

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      WALNUT EQUIPMENT LEASING CO., INC.)
                         NOTES TO FINANCIAL STATEMENTS

8.  TRANSACTIONS WITH RELATED PARTIES:  (Continued)

ended April 30, 1995, 1994, and 1993, these costs were capitalized in accordance with SFAS No. 91. In addition, Walnut receives $6.50 per month per outstanding lease for performing certain administrative functions for ELCOA, mainly, invoicing of monthly rentals, collection of lease receivables and residual values, management guidance, personnel, financing, and the furnishing of office and computer facilities. ELCOA also pays Walnut $500 per week for routine bookkeeping functions performed on ELCOA's behalf. Administrative servicing fees and bookkeeping charges paid Walnut for the years ended April 30, 1995, 1994 and 1993, were $676,228, $704,522 and $654,732, respectively.
Administrative servicing functions and bookkeeping expenses are allocated proportionately on the basis of estimated costs actually incurred. Walnut also retains any late charges assessed delinquent lessees as reimbursement for the legal costs of collection. These fees approximate the actual cost of collection and litigation incurred by Walnut in association with ELCOA's delinquent lease receivables. Management believes that the allocation methods utilized are reasonable under the circumstances. As of April 30, 1995, the amount due ELCOA by Walnut of $3,991,986 represents funds previously advanced mainly intended for the purchase of equipment for lease subsequent to April 30, 1995. Commencing January 1, 1991, Walnut agreed to pay interest on these outstanding advances, at the prime rate of interest plus 2%, which amounted to $365,438, $207,231 and $197,807 for the fiscal years ended April 30, 1995,
1994 and 1993, respectively.

    The independent auditor's reports for Walnut for each of the three years in the period ended April 30, 1995 contain an explanatory paragraph. Walnut has suffered recurring losses from operations and has a shareholder's deficit that raise substantial doubt about that entity's ability to continue as a going concern. Walnut's financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    A law firm owned by the beneficial owner of ELCOA has been engaged to collect overdue delinquent receivables 90 days or longer in arrears, on a contingency basis. No expenses were incurred by ELCOA during the fiscal years ended April 30, 1995, 1994, and 1993. Walnut retained late charges in the approximate amounts of $390,000, $368,000 and $274,000, for the three fiscal years ended April 30, 1995, 1994 and 1993, respectively, to offset Walnut's collection and litigation costs paid or incurred on ELCOA's behalf.

    Financial Data, Inc., a registered transfer agent and affiliate of ELCOA, performs all transfer agent duties and disburses all interest payments on behalf of ELCOA. Financial Data, Inc., is paid monthly, pursuant to its agreement with ELCOA, an amount equal to $2.00 per certificate holder per month, along with $1.00 per each certificate issued or redeemed during the month, or a minimum monthly charge of $1,000, whichever is greater. Prior to January 1, 1994, the charges were $2.50 monthly per account, and $2.00 per certificate issued or redeemed. For the years ended April 30, 1995, 1994 and 1993, these expenses totaled $99,595, $105,334, and $116,994, respectively.